SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12.

MBT Financial Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.
(1)	Title of each class of security to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

May 5, 2016

To the Shareholders of MBT Financial Corp.:

The Annual Meeting of Shareholders of MBT Financial Corp. will be held at the Monroe Bank & Trust headquarters at 10 Washington Street, Monroe, Michigan 48161 on Thursday, May 5, 2016, at 10:00 a.m. (local time), for the following purposes:

1.	Proposal One – To elect ten directors of MBT Financial Corp.

2.	Proposal Two – To act on a proposed amendment to the Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of non-voting preferred stock.

3.	Proposal Three – Ratification of the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2016 fiscal year.

4.	Proposal Four – An advisory vote to approve the compensation of the Corporation’s executives.

5.	Proposal Five- To transact such other business as may properly come before the Annual Meeting or any adjournment of it.

Only shareholders of record at the close of business on March 11, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournment of it.

By order of the Board of Directors,

H. Douglas Chaffin, President and Chief Executive Officer

Your vote is important. Even if you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope or follow the voting instructions for telephone voting.

Table of Contents

Date, Time and Place of the Annual Meeting	1

Introduction	1

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 5, 2016	1

General Information about the Annual Meeting and Voting Securities and Procedures	1

Ownership of Voting Shares	7

Proposal One – Election of Directors	8

Corporate Governance	11

Audit Committee Report	18

Proposal Two – Amendment of Articles of Incorporation to Authorize the Issuance of Non-Voting Preferred Stock	19

Proposal Three – Ratification of Auditor	23

Proposal Four – Ratification of Executive Compensation	24

Executive Compensation	25

Director Compensation	51

Principal Accounting Firm Fees	55

Section 16(a) Beneficial Ownership Reporting Compliance	55

Other Business	55

Delivery of Documents to Shareholders Sharing an Address	56

i

MBT FINANCIAL CORP.

102 EAST FRONT STREET

MONROE, MICHIGAN 48161

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD May 5, 2016

Date, Time and Place of the Annual Meeting

The Annual Meeting of Shareholders of MBT Financial Corp. (the “Annual Meeting”) will be held on Thursday, May 5, 2016, at 10:00 a.m., local time, at the Monroe Bank & Trust headquarters at 10 Washington Street, Monroe, Michigan 48161.

Introduction

This Proxy Statement is being furnished to shareholders of MBT Financial Corp. (“MBT” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation to be used at the Annual Meeting, and any adjournment of the Annual Meeting, to be held at the time and place set forth in the accompanying notice. It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 24, 2016.

At the Annual Meeting, shareholders of the Corporation will be asked to take action regarding four specific proposals: (1) to elect ten directors; (2) to amend the articles of incorporation to authorize the issuance of non-voting preferred stock; (3) to ratify the appointment of the auditors of the Corporation; and (4) to advise on Executive Compensation.

Important notice regarding the availability of Proxy Materials for the

Annual Meeting to be Held on May 5, 2016

This Proxy Statement, the Corporation’s Form 10-K for the year ended December 31, 2015, and the Corporation’s 2015 Annual Report to shareholders all are available at www.proxyvote.com.

General Information about the Annual Meeting and Voting Securities and Procedures

Who may vote at the Annual Meeting?

The Board of Directors has fixed the close of business on March 11, 2016 as the record date for the determination of shareholders who are entitled to notice of and to vote at the Annual Meeting. The transfer books of the Corporation will not be closed. You are entitled to one vote for each share of common stock you held on the record date, including shares:

♦	held directly in your name; and
♦	held for you in an account with a broker, bank or other nominee (shares held in “street name”).

How many shares must be present to hold the Annual Meeting?

A majority of the Corporation’s outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. On the record date there were 22,899,688 shares of the Corporation’s common stock, without par value outstanding, the holders of which are entitled to one vote per share. Your shares are counted as present at the Annual Meeting if you:

♦	are present and vote in person at the Annual Meeting; or
♦	have properly submitted a proxy card or have voted electronically or by telephone prior to the Annual Meeting.

Abstentions and broker non-votes on proposals for which brokers have discretionary voting authority are counted for purposes of determining the presence or absence of a quorum for the transaction of all business at the Annual Meeting.

What is “Householding”?

Householding is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which shareholders who have the same address and last name may receive only one copy of our Proxy Statement and Annual Report from a single broker, bank or other nominee, unless one or more of these shareholders notifies the broker, bank or other nominee that they wish to continue to receive individual copies.

At the present time, the Corporation does not “household” for any of our shareholders of record.

How may I obtain a separate set of proxy materials?

If you hold shares in street name, your broker, bank or other nominee may be delivering only one copy of our Proxy Statement and Annual Report to multiple shareholders of the same household who share the same address, and may continue to do so, unless your broker, bank or other nominee has received contrary instructions from one or more of the affected shareholders in the household. If you are such a beneficial holder, contact your broker, bank or other nominee directly in order to receive a separate set of our Annual Report and proxy materials.

If you are a record owner of our shares you may obtain additional copies of our Annual Report and proxy materials by contacting Scott E. McKelvey, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161.

You may also obtain a copy of the Proxy Statement, Form 10-K for the year ended December 31, 2015 and the Annual Report on the internet by entering the 12 digit control number found on your proxy card at www.proxyvote.com.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting there will be four specific proposals that will be voted on by the shareholders entitled to notice of and to vote.

1.	Proposal One – To elect ten directors to the Board of Directors.

2.	Proposal Two – To amend the articles of incorporation to authorize issuance of up to 1,000,000 shares of non-voting preferred stock.

3.	Proposal Three – Ratification of the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2016 fiscal year.

4.	Proposal Four – An advisory vote to approve the compensation of the Corporation’s executives.

Who is requesting my vote and proxy solicitation?

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Corporation and will be conducted primarily through the mail. Please mail your completed proxy in the envelope included with these proxy materials. In addition to the use of the mail, members of the Board and certain officers and employees of the Corporation or its subsidiaries may solicit the return of proxies by telephone, facsimile, and other electronic media or through personal contact. The directors, officers and employees that participate in such solicitation will not receive additional compensation for such efforts, but will be reimbursed for out-of-pocket expenses. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy will be borne by the Corporation. The Corporation will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The Corporation has retained Morrow & Co., L.L.C., a proxy solicitation firm, to assist the Corporation in soliciting proxies with respect to this Annual Meeting. The corporation anticipates that the costs of Morrow & Co., L.L.C.’s services will be approximately $11,000.

How many votes are required to approve each proposal?

To approve the proposals, the following votes are required:

Item	Vote Required
Election of directors	Directors are elected by a plurality of the votes cast at the Annual Meeting

Amendment of the Articles of Incorporation to authorize issuance of non-voting preferred stock	The affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment

Selection of Plante & Moran, PLLC as Auditors	Approval of the majority of the votes cast at the Annual Meeting

Approve the compensation of the Corporation’s executives	Approval of the majority of the votes cast at the Annual Meeting

The vote on proposals Three and Four is nonbinding. The Board of Directors will take under advisement the results of the voting on those proposals when acting with respect to the respective subject matter thereof.

Many of the Corporation’s shareholders hold their shares in “street name,” which generally means in an account held with a bank or a brokerage firm. If you hold your shares in street name, please note that only your brokerage firm can sign a proxy on your behalf. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy on your behalf for the Annual Meeting.

How are votes counted?

A shareholder may:

As to the election of directors under Proposal One:

♦	Vote “FOR” all of the nominees for director
♦	Withhold votes on all of the nominees for director
♦	Withhold votes for one or more individual nominees for director

Because the election of directors is determined by a plurality, the nominees receiving the most votes “FOR” are elected. Broker non-votes and shares present but withheld from voting on the election of one or more directors will have no effect on the outcome of the election of directors.

In regard to Proposal Two (the vote to amend the Articles of Incorporation to authorize the issuance of non-voting preferred stock), you may:

♦	Vote “FOR” the proposal
♦	Vote “AGAINST” the proposal
♦	Abstain from voting on the proposal

The affirmative vote of a majority of the Corporation’s outstanding common shares is required to approve Proposal Two. Abstentions from voting and broker non-votes, if any, on Proposal Two will effectively constitute votes “AGAINST” the passage of the proposal.

In regard to Proposal Three (the vote to ratify the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2016 fiscal year), you may:

♦	Vote “FOR” the proposal
♦	Vote “AGAINST” the proposal
♦	Abstain from voting on the proposal

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Three. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Three are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal. The vote on Proposal Three is non-binding.

In regard to Proposal Four (the advisory vote on Executive Compensation) you may:

♦	Vote “FOR” the proposal
♦	Vote “AGAINST” the proposal
♦	Abstain from voting on the proposal

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Four. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Four are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal. The vote on Proposal Four is non-binding.

If your shares are held in an account with a bank or brokerage firm, your bank or broker, as the case may be, is not permitted to vote on your behalf with respect to Proposals One, Two and Four unless you provide specific instructions by following the instructions from your bank or broker about voting your shares by telephone or internet or completing and returning the voting instruction form. For your vote to be counted with respect to Proposals One, Two and Four, you must communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “FOR” all of the director nominees listed in Proposal One. The Board also recommends that you vote “FOR” Proposals Two, Three and Four.

All shares will be voted as instructed on a properly executed form of proxy. In the absence of voting instructions with respect to any of the proposals up for consideration, a valid proxy will be voted “FOR” the election of the management director nominees listed in this Proxy Statement, “FOR” the approval of the amendment to the Articles of Incorporation in Proposal Two, “FOR” the ratification of the auditor in Proposal Three, and “FOR” the advisory vote on Executive Compensation in Proposal Four. The proxy committee will also vote such shares in their discretion for any other business that properly comes before the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

Whether you hold shares directly or in street name, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:

♦

By Mail – You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

♦	By Phone – You may vote by phone by calling 1-800-690-6903 and following the instructions given.
♦	By Internet – You may vote by internet at www.proxyvote.com by entering the 12 digit control number found on your proxy card and following the instructions.

Your vote by phone or internet is valid as authorized by the Michigan Business Corporation Act.

For shares held in street name, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the internet. If you provide specific voting instructions by mail, telephone, or internet, your broker or nominee will vote your shares as you have directed.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by mail, phone, or internet so your vote will be counted if you later decide not to attend the Annual Meeting.

If you choose to vote at the Annual Meeting:

♦	If you are a shareholder of record, to vote your shares at the Annual Meeting you should bring the enclosed proxy card and proof of identity.
♦	If you hold your shares in street name, you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote at the Annual Meeting.

Bring the proxy (for record holders) or proof of beneficial ownership (for street name holders), such as a recent brokerage statement or a letter from your bank or broker, and proof of identity for admission to the Annual Meeting.

What does it mean if I receive more than one proxy?

It likely means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy.

May I revoke or change my vote?

Yes. The proxy may be revoked at any time before it is voted by written notice to the Corporation prior to the start of the Annual Meeting, and any shareholder attending the Annual Meeting may vote in person whether or not he has previously submitted a proxy. Written notices of revoked proxies may be directed to Scott E. McKelvey, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161.

When will the proxy and Annual Report be mailed to shareholders?

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy are being mailed to the Corporation’s shareholders on or about March 24, 2016, together with the Annual Report.

Ownership of Voting Shares

The following table sets forth the beneficial ownership of the shares of common stock of the Corporation by each of the Corporation’s directors and nominees for election as a director and the Corporation’s named executive officers, and the directors, nominees and executive officers as a group, as of March 11, 2016.

Name of Beneficial Owner	Shares of Common Stock Owned (1)		Percent of Class

Peter H. Carlton	206,707	(2)	*
H. Douglas Chaffin	169,315	(3)	*
Joseph S. Daly	203,576	(4)	*
James F. Deutsch	2,060,302	(5)	9.0%
Edwin L. Harwood	74,954		*
Donald M. Lieto	70,667	(6)	*
Scott E. McKelvey	63,145	(7)	*
Michael J. Miller	200,732	(8)	*
Thomas G. Myers	123,475	(9)	*
Tony Scavuzzo	1,876,423	(10)	8.2%
Debra J. Shah	104,795	(11)	*
John L. Skibski	70,298	(12)	*
Karen M. Wilson-Smithbauer	95,461	(13)	*

All Directors, Nominees and Executive Officers as a Group (14 in group)	5,330,557		23.3%

* Ownership is less than 1% of the class.

__________

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
(2)	Includes 201,000 shares subject to shared voting and investment power and 5,707 shares subject to SOSARs, which are presently exercisable.
(3)	Includes 15,500 shares subject to options, which are presently exercisable and 16,102 shares subject to SOSARs which are presently exercisable.
(4)	Includes 76,050 share units issued under the director deferred compensation plan.
(5)

Includes 1,459,424 shares held by Patriot Financial Partners II, L.P. and 600,878 shares held by Patriot Financial Partners Parallel II, L.P. Mr. Deutsch is a member of the investment committees which make investment decisions on behalf of both entities. Mr. Deutsch disclaims beneficial ownership.

(6)	Includes 5,800 shares subject to options, which are presently exercisable and 16,709 shares subject to SOSARs, which are presently exercisable.
(7)	Includes 4,800 shares subject to options, which are presently exercisable and 1,934 shares subject to SOSARs, which are presently exercisable.
(8)	Includes 200,732 shares subject to shared voting and investment power.
(9)	Includes 5,800 shares subject to options, which are presently exercisable and 5,520 shares subject to SOSARs, which are presently exercisable.
(10)	Includes 1,876,423 shares held by Castle Creek Capital Partners. Mr. Scavuzzo is a Principal at Castle Creek and disclaims beneficial ownership.
(11)	Includes 2,473 shares subject to SOSARs, which are presently exercisable.
(12)

Includes 4,000 shares subject to shared voting and investment power, 5,800 shares subject to options, which are presently exercisable, and 9,289 shares subject to SOSARs, which are presently exercisable.

(13)	Includes 2,473 shares subject to SOSARs, which are presently exercisable.

As of March 11, 2016, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Corporation, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Class

Patriot Financial Partners (1) CIRA Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	2,060,302	9.00%

Castle Creek Capital Partners (2) 6051 El Tordo, PO Box 1329 Rancho Santa Fe, CA 92067	1,876,423	8.19%

Basswood Capital Management, LLC 645 Madison Avenue, 10th Floor New York, NY 10022-1010	1,272,182	5.56%

(1)

James F. Deutsch, a director, is a member of the investment committee of Patriot Financial Partners which makes investment decisions on behalf Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. which own 1,459,424 shares and 600,878 shares, respectively. Mr. Deutsch disclaims beneficial ownership.

(2)	Tony Scavuzzo, a director, is a principal at Castle Creek Capital. Mr. Scavuzzo disclaims beneficial ownership.

PROPOSAL ONE: ELECTION OF DIRECTORS

The number of directors of the Corporation has been fixed at ten. At the Annual Meeting, ten directors will be elected to a one-year term, to hold office until the Annual Meeting of Shareholders in 2017, or until their successors shall be duly elected.

The nominees for election at the Annual Meeting are Peter H. Carlton, H. Douglas Chaffin, Joseph S. Daly, James F. Deutsch , Edwin L. Harwood, Michael J. Miller, Tony Scavuzzo, Debra J. Shah, John L. Skibski, Karen M. Wilson-Smithbauer. Each of the nominees is currently a director of the Corporation. Except as otherwise described herein, there were no agreements or understandings pursuant to which any of the persons listed above was selected as a nominee or director.

Nominees

We have set forth below information about the nominees made by the Corporation’s Governance Committee for election to the Corporation’s Board of Directors.

Name, Age, Principal Occupation for the Past Five Years, and Qualifications as a Director	Positions and Offices Held with the Corporation	Director Since

Peter H. Carlton, 67, retired as a Member of Cooley, Hehl, Wohlgamuth and Carlton, PLLC, a Certified Public Accounting firm on April 30, 2015. Mr. Carlton has been a certified public accountant since 1974, and as a partner of the CPA firm for more than 30 years, he has significant financial knowledge. Due to his experience in preparing financial statements and conducting audits he serves as the Chairman of our Audit Committee and is the designated “financial expert.” Mr. Carlton is maintaining his CPA credentials in retirement.	Director	2004

H. Douglas Chaffin, 60, is the President and Chief Executive Officer of MBT Financial Corp. and Monroe Bank & Trust. Mr. Chaffin has a long history of leadership roles in the banking industry, having served in an executive capacity with First Michigan Bank Corp. and Huntington National Bank. He also has served as the Chairman of the Michigan Bankers’ Association and on the Government Relations Council of the American Bankers Association. In 2011 Mr. Chaffin was named “Banker of the Year” by the Michigan Bankers’ Association.	President, Chief Executive Officer and a Director	2004

Joseph S. Daly, 56, is the President and General Counsel of Daly Merritt Properties, Inc. and recently retired from the University of Detroit Mercy School of Law, where he served as Assistant Dean since 1984. He also holds officer/director positions with Daly Real Estate Services, Inc., Fort Eureka, LLC, Daly Merritt Properties, Inc., Oak Wyandotte, LLC, Parke Lane Landing, LLC, Daly Merritt Select, Inc., and Roebuck Residential, LLC.

Mr. Daly has a background of experience in insurance, law, real estate, and banking obtained throughout his career, which has included service as a director of Charter National Bank and Community Director of Charter One Bank.

	Director	2003

James F. Deutsch, 60, is a Partner in Patriot Financial Partners L.P., a private equity company that invests in community banks nationwide. Prior to Patriot, he was Founder, President and CEO of Team Capital Bank. He has over 35 years of banking experience. He currently serves on the Board of Sterling Bancorp, Cape Bancorp, Inc., Avenue Financial Holdings, Inc., and Bannockburn Global Forex LLC., in addition to several not-for-profit boards. Mr. Deutsch received his BS and MBA degrees from Lehigh University.	Director	2015

Edwin L. Harwood, 61, has been a Member and Manager of Harwood Investment Strategies LLC, a registered investment advisory firm he formed in 2005. Prior to that he was the General Manager of Ed Harwood Buick-Pontiac Inc., an automotive retailer. Mr. Harwood’s financial experience includes a Bachelor of Arts degree in Financial Administration, and more than 25 years of experience managing an automotive retailer, including supervising the accounting function. He also has ten years of professional investment experience.	Director	2009

Name, Age, Principal Occupation for the Past Five Years, and Qualifications as a Director	Positions and Offices Held with the Corporation	Director Since

Michael J. Miller, 67, is the Chief Executive Officer of Floral City Beverage Inc., a wholesale beer distributor. Mr. Miller has a broad based knowledge of business, having been the CEO of his company since 1982. In addition to his 15 years of service on our Board, he was a Director of Security Bank of Monroe and has served in leadership roles on numerous non-profit and trade related boards and committees.	Chairman of the Board of Directors	2000

Tony Scavuzzo, CFA, 34, is a Principal at Castle Creek Capital and joined the firm in 2009. Mr. Scavuzzo is responsible for the identification and evaluation of investment opportunities, transaction execution, and portfolio company monitoring. He has led or supported investments in numerous recapitalization, distressed, and growth situations and works with executive management teams on strategic planning, operational improvements, acquisitions, and capital financings. He is currently a director with multiple banking institutions and serves on various board committees regarding governance, compensation and risk.

Prior to joining the firm, Mr. Scavuzzo worked in an operating role for the Chief Executive Officer at MB Financial Bank (NASDAQ: MBFI) in Chicago where he was responsible for evaluation of merger and acquisition opportunities and capital investment strategy. He also held positions in various departments including corporate treasury, asset/liability management, wealth management and credit analysis.

Mr. Scavuzzo was formerly Treasurer and member of the Board of Directors for the CFA Society of San Diego and past Chairman of the Finance Committee for the CFA Society of Chicago. Mr. Scavuzzo holds an MBA in Finance, Accounting and Entrepreneurship from the University of Chicago Booth School of Business and a BBA in Finance from the University of Iowa. He is also a CFA Charterholder.

	Director	2015

Debra J. Shah, 69, was the President of Sensational Beginnings, a catalog and internet retailer of children’s products. Mrs. Shah is an entrepreneur with over 25 years of experience as the President and owner of her company, a local business with national and international catalog and internet sales. She has experience in management, finance, catalog and internet marketing, product selection, copy writing, and budgeting. She has also served as a board member of Mercy Memorial Hospital and currently serves as a board member of CASA for Monroe County.	Director	2006

Name, Age, Principal Occupation for the Past Five Years, and Qualifications as a Director	Positions and Offices Held with the Corporation	Director Since

John L. Skibski, 51, is the Executive Vice President and Chief Financial Officer of MBT Financial Corp. and Monroe Bank & Trust. He is also a Director of the Federal Home Loan Bank of Indianapolis.

Mr. Skibski has an MBA degree in Finance and has the Certified Management Accountant and Certified in Financial Management designations from the Institute of Management Accountants. He has obtained extensive knowledge of bank investments, treasury management, and asset/liability management during his 27-year career with Security Bank of Monroe, First of America Bank, and Monroe Bank & Trust. He is the Chairman of the Bank’s Asset/Liability Management Committee (ALCO), a non-board committee. He has also gained knowledge through his service as Chairman of the Risk Oversight Committee and as a member of the Audit, Budget/IT, and Executive/Governance Committees of the Federal Home Loan Bank of Indianapolis.

	Executive Vice President, Chief Financial Officer and a Director	2008

Karen M. Wilson-Smithbauer, 71, has been the President of the Karen Colina Wilson Foundation since 2006. Prior to that she was the Chairman and Chief Executive Officer of Central Distributors of Beer, a wholesale beer distributor. She is also a 49% owner of Lyons Consulting Group, LLC, an e-commerce design, development, and support firm in Chicago, Illinois.

As President and CEO of Central Distributors, Ms. Wilson gained experience in strategic planning and financial analysis. Her financial background included supervision of the financial officer and prior to becoming President she was responsible for operations. Ms. Wilson has an extensive background of leadership in charitable organizations, and is currently a director for First Step, Everybody Ready, and the Oakwood Hospital Foundation. She is Chairwoman of the Oakwood Hospital Women’s Advisory Board.

	Director	2005

The directors are elected by a plurality of votes and therefore the nominees receiving the most votes will be elected.

The Board recommends a vote “FOR” all

of the nominees listed above.

Corporate Governance

Code of Ethics

In accordance with applicable NASDAQ rules and the rules and regulations of the SEC, the Board of Directors of the Corporation has adopted a Code of Conduct and Ethics applicable to all Directors, officers and employees of the Corporation and its subsidiaries, including the Corporation’s principal executive officer and principal financial officer. A copy of the Code of Conduct and Ethics is posted on the “About” page of the Corporation’s website at: www.mbandt.com.

Board Independence

The Governance Committee of the Board of Directors of the Corporation undertakes a review of director independence annually and reports on its findings to the full Board in connection with its recommendation of nominees for election to the Board. Based upon this review, the Board has determined that all directors are independent pursuant to the independence standards of the Nasdaq Stock Market and related SEC rules, other than Mr. Chaffin, the current President and Chief Executive Officer, and Mr. Skibski, the current Chief Financial Officer.

In making its determination regarding independence, the Governance Committee reviewed and the Board considered the transactions disclosed under the section of this Proxy Statement captioned “Related Party Transactions.” In making this determination, the Board has concluded that none of following individuals has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Directors deemed independent by the Board are Peter H. Carlton, Joseph S. Daly, James F. Deutsch, Edwin L. Harwood, Michael J. Miller, Tony Scavuzzo, Debra J. Shah, and Karen M. Wilson-Smithbauer.

Board Chair

The Board of Directors has adopted a Corporate Governance Guidelines and Director Policy that requires that the position of Board Chair be separated from that of the CEO. The Board of Directors believes this separation supports good corporate governance.

Risk Oversight

The Board of Directors maintains responsibility for oversight in certain key areas of risk.   A clear understanding and working knowledge of the material risks inherent to the Company’s activities is an absolute necessity. Material risks routinely monitored by the Board, or a specific committee of the Board, as the case may be, include:  market risk; credit risk; and compliance risk. A brief description of the Board’s function in monitoring these risks follows below.

Market Risk:  Market risk is the exposure to loss resulting from changes in interest rates and asset values.  The primary market risk to which we are subject is interest rate risk. The majority of our interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading such as loans, available for sale securities, interest bearing deposits, short term borrowings and long term borrowings. Interest rate risk occurs when interest bearing assets and liabilities reprice at different times as market interest rates change.

The Board has constituted an Asset/Liability Committee (the “ALCO Committee”) comprised of senior executive officers and a non-executive director, which has been charged with the quarterly monitoring of interest rate risk, including monitoring the effectiveness of the processes and control procedures used by the Bank to monitor the relative mix of assets and liabilities. The principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management. The ALCO Committee submits a report of its quarterly findings to the full Board of Directors.

Credit Risk:  The risk of nonpayment of loans, or credit risk, is inherent in commercial banking. The Board has appointed a Loan Review Committee responsible for overseeing all lending activities of the Bank, which includes approving all loan relationships in excess of the dollar amount set from time to time by the Board in the Loan Policy, reviewing all classified loans, monitoring the concentration of the Bank’s loans within specific industries and monitoring the Bank’s loan application and approval procedures.

Regardless of whether a new loan request, a formal loan proposal, or an annual loan relationship review, each proposed loan, existing loan, or loan relationship has an assigned Loan Risk Rating, which grades credit risk based on credit factors, collateral adequacy, and financial strength of the loan relationship. Decisions on loan approvals are made based on the most complete up-to-date information available. The defined Loan Risk Ratings are designed to cover a broad range of customers, so dominant risk characteristics determine the rating assigned. In some instances, additional pricing, collateral, covenants, or risk mitigants may be necessary to reduce risk or credit exposure, or to improve relationship profitability.

Compliance Risk:  The banking industry is heavily regulated, and the activities and operations of the Bank are subject to a number of detailed, complex and sometimes overlapping laws and regulations. The Board, through its Audit Committee, is also responsible for overseeing the Bank’s compliance with these various laws and regulations, which include without limitation, state usury and consumer credit laws, the Federal Truth-in-Lending Act (Regulation Z), the Federal Equal Credit Opportunity Act (Regulation B), the Fair Credit Reporting Act (Regulation V), the Truth in Savings Act (Regulation DD), the Community Reinvestment Act (Regulation BB), the Bank Secrecy Act, anti-redlining legislation and antitrust laws. As part of this process, the Audit Committee also monitors the effectiveness of the internal controls implemented to safeguard against operational risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters.

Board Meetings

During 2015, the Board of Directors held a total of 12 meetings. Each director attended at least 75% of the total number of meetings of the Board and of all committees on which he or she served. The Corporation’s Corporate Governance Guidelines and Directors’ Policy requires that the Board conduct at least one executive session per calendar quarter at which only non-employee directors are present. Neither the Board nor the Governance Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2015, each of the directors attended the Annual Meeting.

Board Committees

The Board of Directors currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and Governance Committee. The Audit Committee is established in accordance with section 3(a)(58) of the Securities Exchange Act of 1934, as amended. Each member of these committees is independent as defined by applicable Nasdaq and SEC rules. Each of the committees has a written charter approved by the Board, all of which may be found on the Corporation’s website at www.mbandt.com. The current members of the committees are identified in the following table:

Director		Audit		Compensation	Governance
Peter H. Carlton	☑	(Chair)	☑		☑
Joseph S. Daly			☑	(Chair)	☑
James F. Deutsch	☑
Edwin L. Harwood	☑		☑
Michael J. Miller			☑		☑	(Chair)
Tony Scavuzzo					☑
Debra J. Shah			☑		☑
Karen M. Wilson-Smithbauer	☑		☑

Audit Committee. (Mr. Carlton, Chair, and Messrs. Deutsch and Harwood, and Mrs. Wilson-Smithbauer)

The Audit Committee met six times during 2015. The Audit Committee serves in a multiple capacity as the Audit Committee of the Corporation and its subsidiaries. The functions of the Audit Committee include the engagement of independent auditors, reviewing with those independent auditors the plans and results of the audit engagement of the Corporation, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the independent auditors, reviewing the Corporation’s financial results and SEC filings, reviewing the effectiveness of the Corporation’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, which may be found on the Corporation’s website at www.mbandt.com. All members of the Audit Committee are outside directors as determined under the MBT Corporate Governance Guidelines & Directors’ Policy. In addition the Board has determined that all members meet the independence standards of the Nasdaq listing standards. The Board has determined that Peter H. Carlton is an audit committee financial expert and is independent as described in the preceding sentence. The report of the Audit Committee with respect to 2015 appears under the caption “Audit Committee Report.”

Compensation Committee. (Mr. Daly, Chair, Messrs. Carlton, Harwood, and Miller, and Mmes. Shah and Wilson-Smithbauer.)

The Compensation Committee met three times during 2015. The Compensation Committee is responsible for the oversight and administration of the compensation and benefit plans of the Corporation and determines compensation for directors, executive officers and senior management. All members of the Compensation Committee are outside directors as required by and determined under the MBT Corporate Governance Guidelines & Directors’ Policy. The Board has determined that each member meets the independence standards of Nasdaq.

The firm of Findley Davies, Inc. is engaged directly by the Compensation Committee to provide consulting services to this Committee on matters relating to the compensation of named executive officers and directors. The consultant is engaged by the Compensation Committee to provide:

●	market pay data and related analysis;

●	timely and relevant information on industry and peer group pay practices;

●	guidance on alternative approaches to delivering compensation to executive officers and directors consistent with the Board’s compensation philosophies and objectives;

●	modeling of financial and compensation impact of pay plan alternatives;

●	current and projected values for each element of compensation delivered to executive officers;

●	technical briefings on statutes and regulations impacting executive compensation and related compliance;

●	support as required in preparing plan documents, agreements and disclosures; and

●	administrative support relating to maintaining reports, documents, and analysis.

The consultant provides services and performs work under the direction of the Compensation Committee Chairperson. The Compensation Committee Chairperson provides instruction to the consultant on the nature and scope of work to be performed, and authorizes or is made aware of any work performed or communications with management or the staff of the Corporation.

In addition, H. Douglas Chaffin, our President and Chief Executive Officer, recommends to the Compensation Committee base salary, target bonus levels, and long-term incentive grants for our executive officer group (other than himself). Mr. Chaffin makes these recommendations to the Compensation Committee based on guidelines provided by this Committee, and judgments regarding individual performance. Mr. Chaffin is not involved with any aspect of determining his own pay.

Governance Committee. (Mr. Miller, Chair, Mr. Carlton, Mr. Daly, Mr. Scavuzzo, and Mrs. Shah.)

The Governance Committee met one time in 2015. The Governance Committee of MBT serves as the nominating committee of the Board of Directors. The Board has determined that each member of the Governance Committee meets the independence standards of Nasdaq. The Governance Committee provides reports and makes recommendations to the Board on matters such as nominees for director, the duties of directors, director qualifications, Board structure, Board functions, Board committee structure and responsibilities and general policies.

Director Candidates

The Governance Committee annually reviews the performance of incumbent directors. The Governance Committee seeks characteristics in proposed nominees to the Board of Directors that will complement or expand those of the existing members and that are particularly relevant to competitive advantage and other issues anticipated by the Corporation and its subsidiaries. The Governance Committee selects nominees for the Board who are subsequently authorized by the full Board for submission for approval by shareholders. The Governance Committee has the responsibility to actively seek individuals qualified to become members of the Board. The Governance Committee is empowered to engage a third-party search firm to assist it in identifying qualified candidates but to date has determined that such assistance has not been required.

MBT’s Corporate Governance Guidelines & Directors’ Policy and Code of Ethics set forth the following criteria for directors: independence; honesty and integrity; willingness to devote sufficient time to fulfilling duties as a director; particular experience, skills or expertise relevant to the Corporation’s business and ties to the Corporation’s geographic markets. It is the policy of the Governance Committee to consider the impact of particular director nominees on the diversity of the Board of Director’s overall experience in business and other areas relevant to the Corporation’s business; the impact on the diversity of the Board’s composition in terms of age, skills, ethnicity, gender, and other factors relevant to the Corporation’s business; and number of other public company boards on which the candidate may serve. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. MBT’s Corporate Governance Guidelines provide that shareholders may submit names to the Governance Committee for consideration as director nominees.

Shareholder Nominations, Shareholder Proposals and Shareholder Communications

Shareholder Nominations. Under MBT’s Corporate Governance Guidelines and Directors’ Policy, the Governance Committee of the Board will consider recommendations for nominations received from shareholders in accordance with the Corporation’s Bylaws. Shareholder recommendations for nomination should be submitted in writing to the Corporation at its principal office in Monroe, Michigan, and must include the shareholder’s name, address, and the number of shares of the Corporation owned by the shareholder. In considering recommendations, the Governance Committee does not distinguish between shareholder recommendations and those made by directors.

The recommendation should also include the name, age, business address, residence address, principal occupation of and number of shares of the Corporation owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including the candidate’s consent to be elected and to serve. The Corporation may also require any nominee to furnish additional information regarding the eligibility and qualifications of the recommended candidate. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by the Board of Directors or others. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

The Corporation’s Bylaws establish advance notice procedures as to the nomination of candidates for election as directors, other than nominations made by the Board of Directors. In order to make a director nomination, the shareholder making the nomination must carefully follow the procedures set forth in the Corporation’s Bylaws. The Bylaws provide that nominations for the election of directors may be made by the Board or by a shareholder entitled to vote in the election of directors. A shareholder may make such a nomination at the annual meeting only if they provide written notice to the Corporation not later than 60 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. If the date of the annual meeting is changed by more than 20 days from such anniversary date then the deadline for the required notice is 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting. A shareholder’s notice of intent to make a nomination must contain the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated. The notice must also contain additional information required by the Bylaws. Shareholders may obtain the Bylaws by written request to the Corporation’s Secretary at our principal executive offices.

Shareholder Proposals. To be considered eligible for inclusion in the Corporation’s Proxy Statement for the Annual Meeting of Shareholders in 2017 (the “2017 Annual Meeting”), in accordance with SEC Rule 14a-8, a proposal must be made by a qualified shareholder and received by the Corporation at its principal office in Monroe, Michigan, not later than November 23, 2016. In addition, our Bylaws require that any shareholder who intends to propose any other matter to be acted upon at the 2017 Annual Meeting must inform the Corporation not later than March 7, 2017 nor earlier than February 6, 2017 and provide the information required by our bylaws. If the date of the 2017 Annual Meeting is changed by more than 20 days from the anniversary of the date of the Annual Meeting in 2016, then the required notice will be 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting. If a shareholder fails to provide notice as required by Rule 14a-8 or our bylaws the proposal will be ineligible for consideration at the 2017 meeting. The Corporation retains the authority to discretionarily vote proxies with respect to any shareholder proposal received in accordance with our bylaws, unless the proposing shareholder takes the necessary steps outlined in SEC Rule 14a-4(c)(2). Shareholder proposals should be directed to Scott E. McKelvey, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161. Shareholders may obtain the Bylaws by written request to the Corporation’s Secretary at the Corporation’s principal executive offices.

Shareholder Communications. Shareholders of the Corporation may send communications to the Board of Directors through the Corporation’s office of Corporate Secretary, MBT Financial Corp., Inc., 102 E. Front Street, Monroe, Michigan 48161. Communications sent by shareholders for proper, non-commercial purposes will be transmitted to the Board or the appropriate committee, as soon as practicable.

Compensation Committee Interlocks and Insider Participation and Related Party Transactions

The Compensation Committee is comprised of Messrs. Daly (Chair), Carlton, Harwood, and Miller, and Mmes. Shah and Wilson-Smithbauer. All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee. During the past year, certain directors, nominees and officers, including members of the Compensation Committee, and one or more of their associates may have been customers of and had business transactions with the Corporation or its subsidiaries. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future.

Except for the specific transactions described below no director, executive officer or beneficial owner of more than 5% of the Corporation’s outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such a loan transaction as described) with the Corporation during 2015, or proposes to engage in any transaction with the Corporation, in which the amounts involved exceeded $120,000.

Director Daly. Monroe Bank & Trust purchased employee benefits insurance coverage in 2015 for which Daly Merritt, Inc. received $110,986 in commissions. Monroe Bank & Trust anticipates renewing these insurance policies in 2016, for which Daly Merritt, Inc. would receive additional commissions anticipated to be approximately $128,773. Mr. Daly meets the independence standards of Nasdaq, and the board of directors has determined him to be independent. In making its determination the board took into account the above relationships and transactions. The board considered the amounts involved which represented less than 2% of the total annual revenues of Daly Merritt, Inc. In addition, the board considered the fact that Mr. Daly is a minority owner of Daly Merritt, Inc. Based their review, the board concluded that the relationships and transactions discussed above would not interfere with Mr. Daly’s exercise of independent judgment in carrying out his responsibilities as a director of the Corporation. An additional important consideration reviewed by the board was that in addition to his substantial business experience, Mr. Daly also provides the Corporation a special contribution as a director due to his expertise as an experienced attorney.

Review, Approval or Ratification of Transactions with Related Persons

The Corporation’s Governance Committee Charter requires that all related party transactions be pre-approved by the Corporation’s Governance Committee. Excepted from that pre-approval requirement are routine banking transactions, including deposit and loan transactions, between our subsidiaries and any related party that are made in compliance with, and subject to the approvals required by, all federal and state banking regulations. In making a determination to approve a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than those generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the proposed transaction.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all our directors, officers and employees, including our Chief Executive Officer and our Chief Financial and Accounting Officer. We have posted a current copy of the code on our website, which is located at www.mbandt.com.

Audit Committee Report

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of four directors, each of whom is independent as defined by the Nasdaq listing standards and operates under a written charter adopted by the Board, which is available on the Corporation’s website at www.mbandt.com. The Audit Committee retains the Corporation’s independent accountants.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in 3200T and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Audit Committee has received and reviewed the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence. The Committee has also considered the compatibility of permitted non-audit services with the auditors’ independence.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal control, and the overall quality of the Corporation’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Peter H. Carlton, Chair James F. Deutsch Edwin L. Harwood Karen M. Wilson-Smithbauer

PROPOSAL TWO: AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF NON-VOTING PREFERRED STOCK

The Board of Directors has unanimously approved and recommended to MBT’s shareholders an amendment to MBT’s Articles of Incorporation to authorize 1,000,000 shares of non-voting preferred stock, no par value per share.

The preferred stock may be issued by MBT in the future with such rights, preferences and designations as determined by the Board, without further shareholder action, provided that such shares shall have no voting rights other than such voting rights as are required by law.

Currently, MBT has authorized capital of 50,000,000 shares designated as common stock. As of the record date there were 22,899,688 shares of common stock of MBT outstanding. This proposal does not increase the number of authorized common shares. MBT’s Articles of Incorporation currently do not authorize the issuance of preferred stock. If Proposal Two is approved, MBT will have 1,000,000 shares of preferred stock authorized, effective upon the filing of the amendment to the Articles of Incorporation.

With regard to the proposed new class of preferred stock, the Board’s authority to determine the terms of any such shares of preferred stock would include, but not be limited to (i) the designation of each class or series and the number of shares that will constitute each such class or series; (ii) the dividend rate for each class or series; (iii) the price at which, and the terms and conditions on which, the shares of each class or series may be redeemed, if such shares are redeemable; and (iv) the terms and conditions, if any, upon which shares of each class or series may be converted into shares of other classes or series of shares of MBT, or other securities. The proposed preferred stock shall have no voting rights other than such voting rights as are required by law.

Shares of preferred stock that are issued by MBT and subsequently redeemed or converted into another security of MBT would be available to be reissued by MBT, and the Board of Directors may set the terms of the reissued shares as they deem appropriate, in the same manner, and subject to the same limitations, as the authorized preferred shares permit.

The full text of the proposed amendment to the Articles of Incorporation to authorize issuance of preferred stock is included herein as Appendix A.

Reasons, Purpose and Effect of Proposal Two

The primary purpose of the proposed authorization of a new class of preferred stock is for general corporate purposes, including, without limitation, capital raising, merger and acquisition opportunities, and other general corporate purposes.

The effect of the adoption of Proposal Two would be to grant the Board of Directors the authority to issue shares of preferred stock in one or more series, with such rights, preferences and designations, but subject to the limitations on voting discussed above, as it deems necessary or advisable without any additional action by MBT’s shareholders, unless otherwise required by law or by the rules and policies of the NASDAQ, the stock exchange upon which the shares of common stock of MBT are listed and trade.

The Board of Directors has made no decisions or commitments with respect to the use of the requested shares of preferred stock, and it has no plans to commence an offering of any of MBT’s shares at this time. The Board believes, however, that Proposal Two provides the flexibility MBT needs to pursue growth opportunities and raise additional capital should that become necessary or desirable in the future. Approval of Proposal Two will avoid the possible delay and significant expense of calling and holding a special meeting of the shareholders at a later date, and will permit MBT to take advantage of opportunities as they arise.

Potential for Dilution to the Ownership of Existing Shareholders and Other Effects of Proposal Two

If Proposal Two is approved, the availability of undesignated preferred stock may have certain negative effects on the rights of MBT’s common shareholders. The actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock cannot be stated until the Board determines the specific rights of the holders of such preferred stock. With regard to the proposed new class of preferred stock, the Board’s authority to determine the terms of any such shares of preferred stock would include, but not be limited to, (i) the designation of each class or series and the number of shares that will constitute each such class or series; (ii) the dividend rate for each class or series; (iii) the price at which, and the terms and conditions on which, the shares of each class or series may be redeemed, if such shares are redeemable; and (iv) the terms and conditions, if any, upon which shares of each class or series may be converted into shares of other classes or series of shares of MBT, or other securities. The proposed preferred stock shall have no voting rights other than such voting rights as are required by law.

Shares of preferred stock that are issued by MBT and subsequently redeemed or converted into another security of MBT would be available to be reissued by MBT and the Board of Directors may set the terms of the reissued shares as they deem appropriate, in the same manner, and subject to the same limitations, as the authorized preferred shares permit.

Possible Anti-Takeover Effects of Proposal Two and the Board’s representation to De-claw the preferred stock

The preferred stock does not have voting rights, and therefore generally will not have any anti-takeover effect if approved. However, to the extent the preferred stock may be converted into common stock, the additional common shares issued upon such conversion could have an anti-takeover effect in the same manner as other newly issued shares of common stock. The potential anti-takeover effect of preferred stock, converted to voting common stock, is subject to the overall limitation on the availability of common stock. MBT may issue up to 50,000,000 shares of common stock, which includes any shares of common stock issuable upon the conversion of the preferred stock. The Board of Directors has no intention of issuing any of the newly created preferred shares for anti-takeover purposes and in connection with the adoption of this proposed amendment to create the new class of preferred stock has made a determination to issue its representation to de-claw the preferred stock.

The proposed preferred stock is described as “de-clawed” in that:

■	the newly authorized class of preferred stock has no voting except where required by law; and

■

the Board of Directors has adopted the following resolution to de-claw the preferred stock: RESOLVED, it is the policy of MBT and the Board of Directors of MBT represents that it will not, without prior shareholder approval, issue or use any preferred stock, nor any series of the preferred stock, for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of MBT more difficult or costly.

However, within these limits, the Board of Directors may issue preferred stock for future acquisitions, joint ventures, strategic alliances or capital raising transactions that have the effect of making an acquisition of our company more difficult or costly, as could also be the case if the Board of Directors were to issue additional common stock for such purposes.  Under Michigan law, a separate class or series vote of preferred stock is required to amend the Articles of Incorporation to take certain specified actions that would adversely affect the outstanding shares of preferred stock or a particular series of preferred stock.

Other Anti-Takeover Provisions of MBT’s Charter Documents

Supermajority Voting in Mergers and Consolidations. MBT’s Articles of Incorporation presently contain a supermajority vote requirement in the event of a proposal to merge or consolidate MBT with any other corporation. Under the provisions of the Michigan Business MBT Act, a merger or consolidation proposal may be approved by the affirmative vote of the holders of a majority of the outstanding shares of MBT, unless a higher percentage is required by law or the articles of incorporation. Pursuant to Article IV of MBT’s Articles of Incorporation, the affirmative vote of at least two-thirds (66 2/3%) of the outstanding shares of common stock of MBT is required to approve any merger or consolidation of MBT with any other corporation other than a controlled corporation.

Michigan Laws and Governmental Regulation. Certain provisions of the Michigan Business MBT Act, referred to as the Fair Price Act, establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to include nearly any merger, consolidation, share exchange, sale of assets, stock issuance, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates” of an interested shareholder. An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of a corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (1) the purchase price to be paid for the shares of common stock in the business combination must be at least equal to the highest of either (a) the market value of the shares on the date that the business combination was announced or on the date that the interested shareholder first became an interested shareholder, whichever is higher, or (b) the highest per share price paid by an interested shareholder within the two-year period preceding the announcement of the business combination or in the transaction in which the shareholder first became an interested shareholder, whichever is higher; (2) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (3) at least five years have passed between the date the interested shareholder first became an interested shareholder and the date the business combination is completed. The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board has approved or exempted from the requirements of the Fair Price Act by resolution before the time that the interested shareholder first became an interested shareholder.

Federal law requires the Federal Reserve Board's approval prior to acquisition of "control" of a bank holding company. The Federal Bank Holding Company Act (the “BHC Act”) requires any "bank holding company," as defined in the BHC Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any entity that is a holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over us, is subject to regulation as a bank holding company under the BHC Act. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act. These requirements may also have the effect of delaying or preventing a change in control at the company level without action by our shareholders, and therefore, could adversely affect the price of our common stock.

Advance Notice Provisions. MBT’s articles of incorporation provide that shareholders may nominate a person to serve as director if the nominating shareholder provides written notice to the Company not later than sixty (60) nor more than ninety (90) days prior to the first anniversary date of the preceding year's annual meeting. The Articles of Incorporation also permit a shareholder to propose a matter to be considered and voted upon by the shareholders at any meeting of shareholders, provided that the shareholder provides written notice to the Company not later than sixty (60) nor more than ninety (90) days prior to the first anniversary date of the preceding year's annual meeting, setting forth the name and address of the shareholder submitting the proposal, a brief description of the business to be brought before the meeting, and a description of any material interest of such shareholder in such business. These provisions may prevent or make it more difficult for shareholders to make nominations for directors at an annual meeting of shareholders or from bringing matters before a meeting of shareholders.

Board Recommendation.

The Board believes that Proposal Two is in both MBT and the shareholders’ best interests and will provide the flexibility needed to meet corporate objectives. If approved, MBT’s officers intend to promptly make appropriate filings and take any other action necessary to implement the amendment to the Articles of Incorporation that is approved at the Annual Meeting.

MBT FINANCIAL CORP.’S BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE ISSUANCE OF PREFERRED STOCK AS SET FORTH IN PROPOSAL TWO.

Vote Required for Approval

The affirmative vote of a majority of the Corporation’s outstanding common shares is required to approve Proposal Two. Abstentions from voting and broker non-votes, if any, on Proposal Two will effectively count as votes “AGAINST” the passage of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL TWO

PROPOSAL THREE: RATIFICATION OF AUDITOR

The Audit Committee of the Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Plante & Moran, PLLC to serve as the Corporation’s independent registered public accounting firm for the Corporation for the year 2016. The firm has served as independent auditors for the Corporation since 2002. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to make such comments as they desire and to respond to questions from shareholders of the Corporation. Shareholder ratification of the appointment of an independent registered public accounting firm is not required by law, but the Corporation has determined to submit their appointment to a shareholder vote in order to give the shareholders a voice in the designation of the Corporation’s auditors. If the resolution approving Plante & Moran, PLLC as the Corporation’s independent registered public accounting firm is rejected by the shareholders, then the Audit Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Three. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Three are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal.

THE AUDIT COMMITTEE AND THE FULL BOARD OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE “FOR” PROPOSAL THREE

PROPOSAL FOUR: RATIFICATION OF EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation programs of the Company as disclosed pursuant to Item 402 of Regulation S-K of the SEC in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure of the Proxy Statement for the 2016 Annual Meeting.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Compensation Committee has determined that the compensation structure for the named executive officers is effective, reasonable, and not excessive. Shareholders are encouraged to read the section of this Proxy Statement captioned “Executive Compensation,” including the related tabular disclosure regarding named executive officer compensation.

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Four. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Four are not treated as votes cast and, therefore, will have no effect on outcome of the passage of the proposal.

THE COMPENSATION COMMITTEE AND THE FULL BOARD OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE “FOR” PROPOSAL FOUR TO ADOPT THE PROPOSED RESOLUTION.

Executive Compensation

Compensation Discussion and Analysis

Responsibility for Executive Compensation Program

The Compensation Committee of the Board of Directors, which is composed solely of independent directors, is responsible for establishing compensation policies with respect to the executive officers of the Corporation listed in the “Executive Compensation – Summary Compensation Table”. The Corporation’s executive compensation plans were approved by 92.0% of the votes cast (excluding abstentions) at the 2015 annual shareholder meeting. In view of this strong shareholder approval, the Compensation Committee believes there is general support by the shareholders for the overall direction, philosophy and relative magnitude of executive compensation plans. As a result, no material changes were made to the Corporation’s executive compensation plans in direct response to the voting results.

Compensation Philosophies and Objectives

The executive compensation philosophy is to deliver competitive levels of total compensation that attract and retain top leadership talent, with primary emphasis on pay for performance. Guiding principles that influence the structure and level of compensation for executive officers are:

●	The executive management team should be rewarded as a group for the financial performance of the Corporation, and also rewarded for individual performance;

●

The level of total compensation opportunity for each individual executive officer should reflect the relative level of job responsibility, market pay, and expected impact on the current and long-term performance of the Corporation;

●

A significant portion of total direct compensation should be at risk, with the opportunity for executive officers to earn correspondingly meaningful and competitive amounts of compensation relative to performance that drives growth in shareholder value;

●	Executive officers should be expected to retain a meaningful level of ownership in MBT Financial Corp. stock as a means of aligning the interests of management with those of shareholders;

●	Incentive compensation should be structured to focus management on achieving annual financial objectives in a manner that supports and drives the company’s long term success and profitability; and

●

Elements of compensation other than direct pay, including perquisites, personal benefits, or protection agreements should serve a balance of interests among executives, the Corporation, customers, and shareholders.

Specifically, the objective is to target base salary at approximately the 50th percentile (i.e., median) of market pay. Variable incentive pay is earned based on performance that is measured over short-term and long-term periods. Target award levels are designed to deliver competitive total direct compensation (i.e., annual cash compensation plus long term incentive compensation) in comparison to the Corporation’s peer group (refer to General Procedures and Benchmarking section of the Compensation Discussion and Analysis for discussion of peer group composition and how market pay is defined for named executive officers). Awards earned are dependent upon achievement of planned performance levels.

General Procedures and Benchmarking

The Committee reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board of Directors pursuant to a committee charter.

Role of Executive Officers in Determining Compensation

H. Douglas Chaffin, our President and Chief Executive Officer, recommends to the Committee base salary, target bonus levels, and long-term incentive grants for the executive officer group (other than himself). Mr. Chaffin makes these recommendations to the Committee based on guidelines provided by the Compensation Committee, and judgments regarding individual performance. Mr. Chaffin is not involved with any aspect of determining his own pay.

Compensation Risk

As a financial institution the Corporations’ compensation policies and practices are subject to review by bank regulatory agencies to be certain that they do not provide incentives for employee to take risks that could jeopardize the safety and soundness of the Corporation and its insured depository subsidiary. In order to ensure compliance with guidance issued by bank regulatory agencies the Corporation developed a process over the past few years to ensure that our compensation programs for our executives do not provide incentives to take excessive risks that could have material adverse impact on the company. Our compensation programs have several features that help to address potential concerns about risk:

•

Downward discretionary pay adjustment based on risk performance assessment which includes results of examinations by our banking regulators, internal examinations by our audit staff, and a qualitative review.

•	Caps on the maximum payment under our annual cash incentive plan and our stock incentive compensation plan.

•	Balanced mix of short-term, medium-term, and long-term compensation.

•	Stock ownership guidelines.

•	Clawback rights under the Corporation’s Clawback Policy.

In accordance with its established practice the Compensation Committee met in September of 2015 to conduct its annual review of the Company’s compensation policies and practices in order to evaluate the necessity of any changes to them as a part of its year-end Compensation Committee meeting in January 2016. As a part of that review the Compensation Committee conducted an evaluation of the Corporation’s executive and other incentive programs to determine if their design and/or metrics encourage unnecessary and or material risk taking and based on its review that concluded that they do not.

Compensation Consultant

The Committee has retained its own independent compensation consultant. In 2015, Findley Davies, an independent human resources consulting firm, was retained to obtain benchmark data and assist in the design and development of the executive compensation recommendations. The Committee has considered the independence of Findley Davies in light of SEC rules and NASDAQ listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from Findley Davies that addresses the independence of Findley Davies and the members of the consulting team serving the Committee, including the following factors: (i) other services provided to the Corporation by Findley Davies, (ii) fees paid by the Corporation as a percentage of Findley Davies total revenue, (iii) policies and procedures of Findley Davies that are designed to prevent conflicts of interest, (iv) any business or personal relationships between members of the Findley Davies consultant team with members of the Committee, (v) and stock of the Corporation owned by members of the Findley Davies consultant team or any immediate family members, and (vi) any business or personal relationships between the executive officers of the Corporation and members of the Findley Davies consultant team. The Committee discussed these considerations and concluded that the work performed by Findley Davies and the members of the consulting team did not raise any conflicts of interest.

Benchmarking

The Compensation Committee determines competitive levels of total compensation for executive officers by applying market pay data and prevalence of practice information provided by the compensation consultant to the Committee. Market pay information is used by the Committee to establish and maintain competitive levels of total direct compensation and to determine the level of pay actually delivered to each named executive officer. Market pay data is applied in setting target levels of:

●	base salary;
●	total cash compensation (i.e., base salary plus annual incentive awards ); and
●	total direct compensation (i.e., total cash compensation plus targeted long term incentive compensation).

The Committee also relies on prevalent market practices in assessing the competitiveness and appropriateness of perquisites, personal benefits, deferred compensation, and payments in connection with events that may trigger payments or benefits to executive officers, such as a change-in-control.

The peer group market for the Corporation includes fifteen (15) financial institutions. The financial institutions included in the peer group are identified by the compensation consultant and reviewed by the Committee on an annual basis. Peer organizations are located within a multi-state geographic region near Monroe, Michigan, and are of comparable asset size and service mix to the Corporation. The median asset size of the peer group companies at December 31, 2015 was $1.462 billion (compared to the Corporation’s asset size of $1.342 billion). The peer group companies remain in the peer group each year to maintain a stable and consistent market pay measure, with additions and deletions occurring when required to assure comparability to the Corporation and to reflect mergers and acquisitions. The following list includes all peer group banks used for the current period:

Peer Company	Location
Nicolet Bankshares, Inc.	Green Bay, WI
Farmers National Banc Corp	Canfield, OH
LCNB Corp.	Lebanon, OH
Macatawa Bank Corp.	Holland, MI
Farmers & Merchants Bancorp	Archbold, OH
Civista Bancshares, Inc.	Sandusky, OH
Porter Bancorp, Inc.	Louisville, KY
First Business Financial Services, Inc.	Madison, WI
Isabella Bank Corporation	Mount Pleasant, MI
Baylake Corp.	Sturgeon Bay, WI
Hawthorn Bancshares, Inc.	Jefferson City, MO
Horizon Bancorp	Michigan City, IN
HopFed Bancorp, Inc.	Hopkinsville, KY
MutualFirst Financial, Inc.	Muncie, IN
Farmers Capital Bank Corporation	Frankfort, KY

The compensation consultant provides the Committee, on an annual basis, total direct compensation pay amounts delivered by the peer group to each named executive officer. The source of data applied in the market analysis is the annual proxy reports for each peer company. Market pay data is statistically summarized and presented for the CEO, CFO, and all other Executive Vice President level officers. Market pay data is summarized separately for base salary, total cash compensation, long term incentive compensation, and total direct compensation.

The Committee also uses financial industry pay data provided by the compensation consultant. This data is sourced from published management compensation surveys that report the level of base salary and total cash compensation paid to executives in like positions by commercial banks of comparable asset size.

Market pay data from both the peer group and financial industry data sources are collectively a primary factor in the Committee’s recommendations to the full Board on setting target levels of base salary, annual incentive awards, and long term incentive awards; and are taken into account along with performance in determining base pay increases.

Elements of Executive Compensation

The elements of total compensation delivered to all or certain named executive officers, including potential payments or benefits include:

●	Base salary (refer to column (c) of Summary Compensation Table)

●	Annual incentive awards (refer to columns (d) and (g) of Summary Compensation Table)

●	Long-term incentive compensation in the form of equity grants or awards (refer to columns (e) and (f) of Summary Compensation Table)

●	Perquisites and personal benefits (refer to Column (i) of Summary Compensation Table, and Payments or Benefits in Connection with Termination of Employment or Change-in-Control)

●	Supplemental retirement benefits (refer to Column (h) of Summary Compensation Table and Pension table)

●	Severance and/or change-in-control agreements (refer to Payments or Benefits in Connection with Termination of Employment or Change-in-Control)

Base Salary

As discussed in the Compensation Philosophies and Objectives section, base salary is targeted at the median market base salary for each executive officer position. Market base salary is the primary determinant of target base pay levels, with internal equity or pay relationships among officer positions a secondary consideration.

Base salary for each executive officer is reviewed annually and is subject to adjustment consistent with individual performance. Other factors that influence the amount of adjustment to base salaries are the budget made available bank-wide for base pay increases, and the need for market equity adjustments referenced in the Compensation Philosophies and Objectives section.

Annual Incentive Award

All named executive officers participate in an annual incentive pay plan that provides a cash award opportunity tied to the level of the Corporation’s Net Operating Income (NOI) for the fiscal year. NOI is net operating income before bonus accrual and taxes. The amount of the cash award payable under the plan is dependent on the level of NOI achieved compared to the Corporation’s financial plan for the year. The objective of the plan is to place a meaningful portion of targeted cash compensation at risk, and to deliver reasonable and competitive awards to executive officers for achieving the income objectives set for the year. Annual incentive bonus targets, expressed as a percentage of base salary, are established at the beginning of the fiscal year period for each executive officer. The Committee establishes threshold and target levels of performance and caps the maximum awards. No matter how extraordinary the performance, the award is capped at 150% of the target.

Long Term Incentive Compensation

The MBT Financial Corp. 2008 Stock Incentive Plan (the Plan) was approved by shareholders in 2008 and amended in 2015. The Plan enables the Corporation to attract and retain future leadership talent and reward executives and other selected officers for growing the value of the Corporation. Equity grants during the 2015 and 2014 fiscal year periods were made in the form of performance-based Restricted Share Units (RSUs) and SOSARs. Each of these grants is more fully described below.

Stock Only Stock Appreciation Rights (SOSARs)

SOSARs provide the grantee the right to receive shares of MBT Financial Corp. stock upon exercise of the SOSAR, subject to terms and conditions set by the Committee. Upon exercise of the SOSAR, any increase in stock value, as measured by the difference between the fair market value of the Corporation’s common stock at exercise date and the grant date value of such shares, is converted to common shares based upon the fair market value of such stock on the exercise date. The resulting shares are delivered to the grantee, with any tax obligations met by the Grantee upon exercise. This form of equity grant was selected by the Committee over stock options because, for a given amount of expense or compensation value, SOSARs utilize fewer shares than options from the authorized pool under the Plan. Shares awarded upon exercise of the SOSAR are subject to the Stock Ownership and Retention policy applied to all executive officers.

The authorized terms and conditions of the SOSAR grant are covered under a written grant agreement. All SOSARs were granted with an exercise price equal to the fair market value of the Corporation’s shares on the grant date. Other material terms and conditions of the grant are:

-	The right to exercise the SOSAR vests on a scaled basis over three years, with a third of the SOSAR shares incrementally vesting each year.

-

All SOSARs become immediately vested and subject to exercise upon the death, disability, involuntary termination of employment without cause following a change-in-control, or retirement (age 62) of the executive.

-

The right to exercise a vested SOSAR by a senior executive officer expires on the earlier of 10 years from the date of grant; ninety days from date of grantee’s termination of employment for reasons other than death, disability, retirement, or for cause; termination for cause; or upon violation of non-complete, non-solicitation, or confidentiality covenants

Performance-based Restricted Share Units (RSUs)

RSU grants provide the recipient the right to receive a full-value share of MBT Financial Corp. stock for each unit granted, upon satisfaction of the performance conditions set forth under the grant agreement. This form of equity award was chosen by the Board for several reasons, including favorable accounting treatment under ASC 718, direct linkage of pay to long term financial performance, use of fewer shares relative to comparable value of stock options, and retention of awarded shares by the executive when coupled with the share ownership and retention policy. Under the terms of the award agreements the RSUs are subject to a three year service vesting requirement that lapses upon the earlier of the recipient’s death or disability, or a change in control of the Corporation. The RSUs are also subject to performance requirements established by the Compensation Committee at the time of the award.

Stock Ownership and Retention Policy

Consistent with the stated philosophy of aligning the interests of executives with those of shareholders, the Board believes that all executive officers should maintain a meaningful level of ownership in the Corporation’s stock over their period of service. Under the current policy, a targeted share ownership level (number of shares) is established for each named executive officer. The targeted number of shares is subject to annual review and may be increased at the discretion of the Board. Named executive officers are expected to attain this ownership level within a minimum of five years from being named an executive officer, and maintain this level during their period of executive officer service. Executive officers are expected to meet the share ownership targets from either equity based awards or purchase of shares on the open market. 100% of all shares awarded under the MBT Financial Corp. Long Term Incentive Compensation Plan or the 2008 Stock Incentive Plan, net of taxes due, are to be retained by the executive until the share ownership target is attained. Upon attainment of the share ownership target, all future shares awarded under any equity grant are to be retained for a minimum of one year

Clawback Policy

The Board of Directors has adopted a Clawback Policy. The Clawback Policy requires the repayment or “Clawback” of excess cash or equity based compensation from each “Covered Officer” (any executive officer of the Corporation who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934) of the Corporation where the payments were based on the achievement of financial results that were subsequently the subject of financial restatement where either the Covered Officer or persons reporting to the Covered Officer was engaged in the misconduct that gave rise to the need for the restatement.

Personal Benefits, Perquisites, and Supplemental Retirement Benefits

The Board provides a reasonable level of personal benefits, perquisites, and supplemental retirement benefits to the named executive officers to support the business interests of the bank, provide competitive compensation, and to recognize the substantial commitment both professionally and personally expected from executive officers.

An executive benefits allowance is provided to all named executive officers. The aggregate value of allowance, as defined under SEC rules, provided to each named executive officer is less than the reporting threshold value of $10,000. The named executive officers are also participants in the MBT Executive Officer Death Benefit Only Plan (DBO Plan). The DBO Plan provides a death benefit payable to the beneficiaries of the executive in the event of the executive’s death during employment equal to two times salary. For all participating officers who satisfy minimum age and service requirements, a post retirement death benefit equal to one times salary is provided. While the stated death benefit of two times salary is the same as that provided to all employees of the Bank under its general group term life insurance coverage, the arrangement for executive officers under the DBO Plan, including all of the named executive officers, is structured as a general obligation of the Corporation and is not provided under the group term life insurance policy. Participants in the DBO Plan do not report taxable income associated with their benefit arrangement and the death benefit amount is increased in an amount necessary to pay all income taxes due on the benefit amount when it is paid to the participants’ beneficiaries. The Corporation has purchased life insurance policies on the lives of all participants in the DBO Plan. Proceeds from such policies provide the sums necessary to pay the beneficiaries. The actual gross death benefit amounts payable under this plan are disclosed under Payments and Benefits in Connection with Termination or Change-in-Control. The amount of benefits paid from the supplemental disability benefit, and conditions for receipt of such benefits are also set forth under the Post Employment Compensation section of this proxy statement.

The Board entered into an agreement with Mr. Chaffin, President and CEO, that provides a Supplemental Retirement Benefit. This benefit was provided to Mr. Chaffin as an incentive to accept the position of CEO, and to establish a meaningful incentive for him to remain with the organization, thereby promoting continuity and stability of leadership. The level of benefit provided, material terms and conditions, and the present value of his accrued benefit under the plan at year-end is disclosed and explained under the Pension Benefits Table.

Severance or Change-in-Control Agreements

The Corporation has a change-in-control agreement with Douglas Chaffin (CEO) and severance agreements with each of its Executive Vice Presidents including Don Lieto, Scott McKelvey, Tom Myers, and John Skibski. These agreements are intended to provide fair treatment of executive officers and a reasonable amount of protection against loss of income and benefits in the event of termination without cause, or termination in connection with a change-in-control. These agreements also serve to promote the objectivity of executives in evaluating a potential change-in-control. The level of payments and benefits, and an explanation of the material terms and conditions are provided under the Payments and Benefits upon Termination or Change-in-Control.

Interrelationship Between Compensation Elements

Other important interrelationships between elements of total compensation are:

●

The annual cash incentive plan and the equity based long term incentive compensation plan reflect a balance of reward for annual profitability, sustained long term financial performance, and growth in share value.

●

The policy of requiring retention of any net shares delivered through the long term incentive compensation plan for at least a one year period strengthens the alignment of executives with shareholders.

●

The value of stock awards and the Supplemental Executive Retirement Plan for the CEO collectively represents wealth accumulation that will be monitored to assure delivery of reasonable, fair, and competitive compensation that is aligned with the stated executive compensation philosophies.

●

Payments or benefits triggered by death, disability, termination without cause, or change-in-control share a common purpose of providing a reasonable and fair level of protection against loss of income or benefits in connection with events over which the executive has no control.

Executive Compensation Decisions for 2015

Direct Compensation Mix and Market Alignment

Executive compensation is based upon pay for performance, with both annual and long-term incentives. Target total direct compensation is designed so that a significant portion of compensation varies based on the performance of the Corporation. The mix of award opportunity granted each year reflects a balance of short-term financial performance and long-term sustained share value growth. The amount at risk for the CEO is greater than the amount at risk for all other named executive officers in recognition of the higher level of accountability held by the CEO for the performance of the Corporation. The mix of target and actual total direct compensation (base salary, annual incentive bonus, and long term-incentive compensation, expressed as a percent of total direct compensation) for 2015, is summarized below for the CEO and all other named executive officers.

CEO Target Pay Mix
Long-term incentive 17%
Annual incentive bonus 22%
Base salary 61%

CEO Actual Pay Mix
Long-term incentive 16%
Annual incentive bonus 29%
Base salary 55%

Other NEO Target Pay Mix
Long-term incentive 15%
Annual incentive bonus 17%
Base salary 68%

Other NEO Actual Pay Mix
Long-term incentive 14%
Annual incentive bonus 23%
Base salary 63%

The following table and graphs summarize CEO and other Named Executive Officer (“NEO”) total pay and corresponding performance. In response to the severe economic downturn, the Compensation Committee made changes to the compensation programs to reflect performance. Base salaries for all NEOs were frozen at 2008 levels through 2010, and annual incentive bonus awards were suspended from 2008 through 2012. In recent years as financial performance has improved, CEO and NEO compensation opportunities have increased. The table and graphs illustrate the Corporation’s pay-for-performance approach to compensation.

Fiscal Year	CEO Total Compensation (1)	Other NEO Total Compensation (1)	% Change CEO & NEO Compensation	Year-end Stock Price	EPS	Shareholder Return (TSR)
2010	$343,982	$768,968	-2%	$1.78	($0.72)	18.7%
2011	$407,087	$717,900	1%	$1.12	($0.22)	-37.1%
2012 (2)	$580,019	$747,812	18%	$2.34	$0.49	108.7%
2013 (3)	$600,546	$935,173	16%	$4.26	$1.43	82.3%
2014	$733,338	$1,186,812	25%	$4.99	$0.33	17.1%
2015	$781,124	$1,214,196	30%	$6.83	$0.53	36.9%

(1)	Total compensation as reported on column (j) of Summary Compensation Table
(2)	The increase in CEO total compensation for 2012 was primarily due to the annual accrual of Mr. Chaffin's future SERP benefit
(3)	The annual incentive bonus plan was reinstated in 2013

In the preceding chart, the bar graphs represent NEO Compensation for each respective year, and the line graph represents Stock Price at December 31 for each respective year.

In the preceding chart, the bar graphs represent NEO Compensation for each respective year, and the line graph represents Total Shareholder Return for each respective year.

Base Salary

Generally, annual increases to base salary for each NEO are determined based upon the NEO’s current salary relative to the market data and peer group, individual performance, and the Corporation’s expectations for overall wage expense increases. Larger salary increases may occur when promotions or additional accountabilities create additional value for a specific position or benchmark studies indicate that an adjustment is necessary to maintain market competitiveness.

The Corporation’s CEO, Mr. Chaffin was paid a base salary in 2015 of $352,423, which represents a 4.6% increase over his 2014 salary of $336,790. The salary increases for 2015 for the other name executive officers ranged from 3.6% to 4.6%. Mr. Skibski’s salary was increased to $196,164 from $189,396 (3.6%); Mr. McKelvey’s salary was increased to $189,326 from $180,958 (4.6%); Mr. Myers’ salary was increased to $188,884 from $180,564 (4.6%); Mr. Lieto’s salary was increased to $178,323 from $171,586 (3.9%). The base salary increases were determined pursuant to the process outlined above.

Annual Incentive Pay Plan

Target annual incentive awards, expressed as a percentage of base salary, are established before the beginning of the fiscal year period for each executive officer. These award levels correspond to target levels of 35% of base salary for the CEO, and 25% of base salary for all other named executive officers. The target incentive award levels set for executive officers reflect the Board’s executive pay objectives explained under the Compensation Philosophies and Objectives section.

The Committee establishes threshold levels of performance and caps the maximum awards. NOI for the fiscal year must be at least 85% of planned NOI before any award is payable. If actual NOI is at 85% of plan then 77.5% of the executive’s target award is funded. Awards under the schedule are scaled proportionately for performance between 85% and 120% of planned NOI. The award schedule provides executives with the opportunity to earn incentive awards that are greater than their target awards with NOI performance above plan. No matter how extraordinary the performance, the award is capped at 150% of the target.

For the 2015 fiscal year period, the NOI target was $12,454,090 and the minimum to fund executive awards was $10,585,977. The actual NOI was $18,728,115, or more than 120% of plan, and as a result, the maximum payout of 150% of target incentive awards were funded. Mr. Chaffin earned as the maximum bonus 52.5% of his base salary. The other NEOs (Mr. Skibski, Mr. McKelvey, Mr. Myers, Mr. Lieto) earned as the maximum bonus 37.5% of their base salaries.

Equity Awards

Equity grants made under the 2008 Stock Incentive Plan during the 2015 fiscal year period were made in the form of Performance-based Restricted Share Units (RSUs) and Stock Only Stock Appreciation Rights (SOSARs). In determining a reasonable level of long-term incentive compensation to be granted, the Committee considered current total direct compensation relative to the market data and peer group. Approximately 47% of the aggregate grant date value of the total 2015 equity awards were made in the form of RSUs, with the remaining 53% representing SOSARs.

Mr. Chaffin’s fair value of the equity grants was $83,410. The fair value of the equity grants made to other NEOs (Mr. Skibski, Mr. McKelvey, Mr. Myers, and Mr. Lieto) were $35,102. The values were computed in accordance with ASC 718, as described in the Corporation’s audited financial statements included in the Annual Report on Form 10-K.

The 2015 RSU grants, along with any dividend equivalents are earned and awarded based on achieving a minimum cumulative basic earnings per share of $0.80 in the two year performance period ending on December 31, 2016. “Cumulative Earnings Per Share” shall be equal to the Company’s consolidated net income computed under Generally Accepted Accounting Principles (GAAP) divided by the average number of shares issued and outstanding during the performance period, provided however, the Compensation Committee of the Board of Directors may make adjustments to Net Income Before Tax to eliminate the effect of any item, positive or negative, that adversely affects the intended pay for performance nature of this RSU.

The number of RSUs awards earned are not scaled up or down based on actual performance. 100% of the awards are earned if the performance metric is achieved and no awards are earned when performance falls below the target. Awarded RSUs become fully vested upon the earlier of the executive’s death, disability, change in control, or the executive’s continued employment with MBT Financial Corp. through December 15, 2017.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Corporation with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

With the adoption of ASC 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.

Compensation Committee Report on Executive Compensation

The compensation committee is responsible for discharging the responsibilities of the board with respect to the compensation of our executive officers. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2015 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2015 for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Compensation Committee

Joseph S. Daly, Chair

Peter H. Carlton

Edwin L. Harwood

Michael J. Miller

Debra J. Shah

Karen M. Wilson-Smithbauer

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (#1)	Option Awards ($) (#2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (#3)	All Other Compensation ($) (#4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
H. Douglas Chaffin President & Chief Executive Officer (PEO)	2015 2014 2013	352,423 336,790 324,113	- - -	37,050 49,000 23,500	46,360 44,700 21,450	185,022 176,815 124,946	137,435 104,647 87,907	22,834 21,386 18,630	781,124 733,338 600,546
John L. Skibski EVP & Chief Financial Officer (PFO)	2015 2014 2013	196,164 189,396 182,358	- - -	17,290 24,500 11,750	17,812 14,900 7,150	73,562 71,024 37,493	- - -	9,017 8,351 7,942	313,845 308,171 246,693
Thomas G. Myers EVP, Chief Lending Manager	2015 2014 2013	188,884 180,564 172,501	- - -	17,290 24,500 11,750	17,812 14,900 7,150	70,832 67,712 35,466	- - -	10,320 9,371 8,691	305,138 297,047 235,558
Scott E. McKelvey EVP, Regional President Wayne County	2015 2014 2013	189,326 180,958 168,269	- - -	17,290 24,500 11,750	17,812 14,900 7,150	70,997 67,859 34,596	- - -	9,598 8,956 7,834	305,023 297,173 229,599
Donald M. Lieto EVP, Senior Administration Manager	2015 2014 2013	178,323 171,586 162,480	- - -	17,290 24,500 11,750	17,812 14,900 7,150	66,871 64,345 33,406	- - -	9,894 9,090 8,537	290,190 284,421 223,323

Summary Compensation Table Footnotes:

(1)

Amounts reflect the aggregate grant date fair value of awards granted during the year valued in accordance with Generally Accepted Accounting Principles. Assumptions used in determining fair value are disclosed in the footnote 1, “Summary of Significant Accounting Policies,” and footnote 15, “Stock-Based Compensation Plan” to the consolidated financial statements of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.  The values reported in this column for 2015 represent the value of restricted share units granted that are subject to performance and vesting requirements. 100% of the performance requirements are expected to be met. The values reported in this column for 2014 represent the value of restricted share units granted that are subject to performance and vesting requirements. 100% of the performance requirements were met. The values reported in this column for 2013 represent the value of restricted share units granted that were subject to performance and vesting requirements. 75% of the performance requirements were met.

(2)

Reflects the aggregate grant date fair value of SOSAR grants made during the year valued in accordance with Generally Accepted Accounting Principles. Assumptions used in determining fair value are disclosed in the footnote 1, “Summary of Significant Accounting Policies,” and footnote 15, “Stock-Based Compensation Plan” to the consolidated financial statements of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

(3)

Reports increase in present value of Supplemental Executive Retirement Benefit accrual for the given year. Refer to “Supplemental Executive Retirement Plan” discussion below for an explanation of benefit and disclosure of present value of accumulated benefit as of December 31, 2015.

(4)

Includes contributions to the MBT Retirement Plan and certain life insurance premiums paid by the Corporation for the benefit of the named executive officer to provide the benefit under the terms of the Death Benefit Only plan for certain executive officers.

Name	Retirement Contributions ($)	Life Insurance Premiums ($)	Total ($)
H. Douglas Chaffin	10,600	12,234	22,834
John L. Skibski	7,846	1,171	9,017
Thomas G. Myers	7,556	2,764	10,320
Scott E. McKelvey	7,573	2,025	9,598
Donald M. Lieto	7,133	2,761	9,894

Narrative Explanation to the Summary Compensation table

Named Executive Officers participate in an annual incentive bonus plan that provides a cash award tied to Net Operating Income, adjusted for income taxes and bonus amounts (Adjusted NOI). Award amounts are set prior to the beginning of the fiscal year and are paid under the plan if the Corporation earns Adjusted NOI that is at or above a defined threshold level for the year. No awards are payable under the plan if profit falls below the established performance threshold. The value of any awards paid with respect to the fiscal year is disclosed in column (g) of the summary compensation table. Refer to the Compensation Discussion and Analysis for a more complete explanation of the plan.

The stock awards reported in column (e) of the Summary Compensation Table represent the grant date value of Restricted Shares and Restricted Share Units granted to Named Executive Officers during the fiscal year. Refer to the Compensation Discussion and Analysis section for a description of these equity grants and the associated vesting conditions.

Mr. Chaffin participates in a supplemental retirement benefit plan. The increase in value for the fiscal year is reported in column (h) of the Summary Compensation Table. The full present value accrued through the end of the fiscal year is reported on the Pension Benefits Table in column (d). The value of Mr. Chaffin’s accrued benefit is fully vested. The benefit structure is more fully explained with the Pension Table and in the Compensation Discussion & Analysis section of this proxy statement.

The named executive officers are participants in the MBT Retirement Plan. This plan is a qualified profit sharing, 401(k) plan. The employer contribution amounts for the fiscal year period for each named executive officer are included in column (i) and reported under footnote number 4 of the Summary Compensation Table. Employer contributions under the Plan are structured as a percent of base salary up to statutory compensation limits and include Safe Harbor contributions, applied on a non-discriminatory basis for all Plan participants.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Stock Units	All Other Stock Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock & Equity Awards (FASB Topic 718)
Name	Grant Date	Date Equity Grant Approved By Board	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Share) (#1)	($) (#2)
(a)	(b)	(b)	( c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
H. Douglas Chaffin (PEO)	1/21/2015 3/7/2014 1/2/2013	1/21/2015 3/7/2014 12/20/2012					7,500 10,000 7,500					37,050 49,000 17,625
H. Douglas Chaffin (PEO)	5/28/20153/7/2014 1/2/2013	5/28/2015 3/7/2014 12/20/2012								19,000 15,000 15,000	5.79 4.90 2.35	46,360 44,700 21,450
John L. Skibski (PFO)	1/21/2015 3/7/2014 1/2/2013	1/21/2015 3/7/2014 12/20/2012					3,500 5,000 3,750					17,290 24,500 8,813
John L. Skibski (PFO)	5/28/20153/7/2014 1/2/2013	5/28/2015 3/7/2014 12/20/2012								7,300 5,000 5,000	5.79 4.90 2.35	17,812 14,900 7,150
Thomas G. Myers	1/21/2015 3/7/2014 1/2/2013	1/21/2015 3/7/2014 12/20/2012					3,500 5,000 3,750					17,290 24,500 8,813
Thomas G. Myers	5/28/20153/7/2014 1/2/2013	5/28/2015 3/7/2014 12/20/2012								7,300 5,000 5,000	5.79 4.90 2.35	17,812 14,900 7,150
Scott E. McKelvey	1/21/2015 3/7/2014 1/2/2013	1/21/2015 3/7/2014 12/20/2012					3,500 5,000 3,750					17,290 24,500 8,813
Scott E. McKelvey	5/28/20153/7/2014 1/2/2013	5/28/2015 3/7/2014 12/20/2012								7,300 5,000 5,000	5.79 4.90 2.35	17,812 14,900 7,150
Donald M. Lieto	1/21/2015 3/7/2014 1/2/2013	1/21/2015 3/7/2014 12/20/2012					3,500 5,000 3,750					17,290 24,500 8,813
Donald M. Lieto	5/28/20153/7/2014 1/2/2013	5/28/2015 3/7/2014 12/20/2012								7,300 5,000 5,000	5.79 4.90 2.35	17,812 14,900 7,150

(1)	Exercise price is the average of the lowest and highest grant date selling price on the exchange, as provided for under the MBT Financial Corp. 2008 Stock Incentive Plan.

(2)

Reflects grant date fair value of performance stock units and stock options, computed in accordance with FASB ASC 718. Refer to financial statements for assumptions applied in valuation of Equity Awards.

Narrative Explanation to the Grants of Plan Based Award table

The grant date for all equity awards is the first day of the fiscal year on which MBT stock is traded, unless otherwise determined by the Compensation Committee. The dates of grants for fiscal year 2015 awards were January 21, 2015 and May 28, 2015. The Compensation Committee approved these equity grants and the related terms and conditions on January 21, 2015 and May 28, 2015, respectively. Equity grants were delivered in the form of Stock Only Stock Appreciation Rights (SOSARs) and Restricted Share Units as provided for under the MBT Financial Corp. 2008 Stock Incentive Plan, as amended May 7, 2015.

Restricted Share Units disclosed in columns (f) through (h) for 2015 grants are earned based upon two year cumulative earnings per share performance for the fiscal years 2015 and 2016. Earned units and related dividend equivalents become fully vested upon continued service of the Named Executive Officer with MBT Financial Corp. through December 15, 2017. Each Restricted Share Unit is equivalent in value to a share of MBT Financial Corp. common stock. Dividend equivalent units accrue during the performance period in proportion to actual dividends declared on MBT Financial Corp. stock, and are subject to the same performance and vesting conditions applied to units awarded on the date of grant. Refer to the Compensation Discussion and Analysis section for a description of performance conditions attached to Restricted Share Unit grants made during the fiscal year. All earned Restricted Share Units and dividend equivalent units are paid in the form of MBT Financial Corp. common shares at the end of the vesting period.

Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	( c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (#1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Douglas Chaffin	15,500	-	-	16.24	1/3/2016
(PEO)	15,500	-	-	15.33	1/3/2017
	15,500	-	-	8.53	6/4/2018
	15,500	-	-	3.03	1/2/2019
	15,000	-	-	1.85	1/27/2021
	15,000	-	-	1.85	2/23/2022
	15,000	-	-	2.35	1/2/2023
	10,000	5,000	-	4.90	3/7/2024
	6,333	12,667	-	5.79	5/28/2025
						10,000	$68,300	7,500	$51,225
John L. Skibski	5,800	-	-	16.24	1/3/2016
(PFO)	5,800	-	-	15.33	1/3/2017
	5,800	-	-	8.53	6/4/2018
	5,800	-	-	3.03	1/2/2019
	5,000	-	-	1.85	1/27/2021
	5,000	-	-	1.85	2/23/2022
	5,000	-	-	2.35	1/2/2023
	3,332	1,668	-	4.90	3/7/2024
	2,433	4,867	-	5.79	5/28/2025
						5,000	$34,150	3,500	$23,905
Thomas G. Myers	5,800	-	-	16.24	1/3/2016
	5,800	-	-	15.33	1/3/2017
	5,800	-	-	8.53	6/4/2018
	5,800	-	-	3.03	1/2/2019
	5,000	-	-	1.85	1/27/2021
	5,000	-	-	1.85	2/23/2022
	5,000	-	-	2.35	1/2/2023
	3,332	1,668	-	4.90	3/7/2024
	2,433	4,867	-	5.79	5/28/2025
						5,000	$34,150	3,500	$23,905
Scott E. McKelvey	4,800	-	-	16.24	1/3/2016
	4,800	-	-	15.33	1/3/2017
	5,800	-	-	8.53	6/4/2018
	5,800	-	-	3.03	1/2/2019
	5,000	-	-	1.85	1/27/2021
	5,000	-	-	1.85	2/23/2022
	5,000	-	-	2.35	1/2/2023
	3,332	1,668	-	4.90	3/7/2024
	2,433	4,867	-	5.79	5/28/2025
						5,000	$34,150	3,500	$23,905
Donald M. Lieto	5,800	-	-	16.24	1/3/2016
	5,800	-	-	15.33	1/3/2017
	5,800	-	-	8.53	6/4/2018
	5,800	-	-	3.03	1/2/2019
	5,000	-	-	1.85	1/27/2021
	5,000	-	-	1.85	2/23/2022
	5,000	-	-	2.35	1/2/2023
	3,332	1,668	-	4.90	3/7/2024
	2,433	4,867	-	5.79	5/28/2025
						5,000	$34,150	3,500	$23,905

(1)	All reported options expiring on March 7, 2024 become fully vested on December 31, 2016. All reported options expiring on May 28, 2025 become fully vested on December 31, 2017.

Option Exercises and Stock Vested

(a)	(b)	(c )	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Douglas Chaffin (PEO)			7,500	$51,225
John L. Skibski (PFO)			3,750	$25,613
Thomas G. Myers			3,750	$25,613
Scott E. McKelvey			3,750	$25,613
Donald M. Lieto			3,750	$25,613

Pension Benefits

(a)	(b)	(c )	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
H. Douglas Chaffin (PEO)	Monroe Bank & Trust Supplemental Executive Retirement Agreement	n/a	$1,098,094	-

(1)

Reports the present value of Mr. Chaffin’s vested benefit accrued under the plan as of the end of the fiscal year period, based upon the his 2015 base salary and projected benefit offset values at age 65. Actuarial assumptions applied in determining this value include the 1994 GAR mortality table, current Social Security Law and related index factor assumptions, a discount rate of 3.50%, and an interest rate of 6%. This value is approximately 62% of the full benefit accrual otherwise payable with continued service to age 65, and based on current fiscal year pay and projected benefit offset values at 65.

Narrative Explanation to the Pension Table

The Corporation has established The Monroe Bank & Trust Supplemental Executive Retirement Agreement (the “SERP”) for the benefit of Mr. Chaffin. The SERP provides for payment of a supplemental retirement benefit payable at age 65 equal to 65% of the executive’s annual base salary at retirement reduced by 50% of the executive’s Primary Social Security Benefit and the life annuity value of accumulated employer contributions at age 65 in the executive’s account balance under the Monroe Bank Retirement Plan. The resulting annual benefit amount is converted to 12 equal monthly amounts and paid monthly for 120 months commencing at age 65. Mr. Chaffin’s annual benefit at normal retirement age (65) is projected to be $210,954 based on current fiscal year compensation and continued service to normal retirement age. The agreement further provides for an early termination benefit equal to a portion of the full accrued benefit value determined at the early termination date and otherwise payable at age 65. The value of Mr. Chaffin’s vested accrued benefit at early termination is payable in the form of 120 equal monthly installments commencing at age 60, if termination is before age 60, or upon termination after age 60. Mr. Chaffin became fully vested in his accrued benefit on April 2, 2009. If Mr. Chaffin were to terminate employment at December 31, 2015, he is projected to be vested in approximately 77% of the full benefit accrual otherwise payable with continued service to age 65, taking into account pay and the benefit offset amounts valued at termination of employment. The full present value accrued through the end of the fiscal year was $1,098,094.

Post-Employment Compensation

We have summarized below the material terms of arrangements that would be made to each of our named executive officers upon their termination of employment or upon a change in control as follows:

Payments or benefits upon termination of employment in connection with a Change-in-control

The Corporation has entered into certain severance or change-in-control agreements with its named executive officers.

H. Douglas Chaffin Change in Control Agreement

The Corporation has entered into a Change in Control Agreement with Mr. Chaffin, the Corporation’s Chief Executive Officer.

The terms of the Change in Control Agreement provide that in the event of a change in control of the Corporation as defined in the agreement, Mr. Chaffin is entitled to a severance payment in the event of his termination, without cause, equal to his annual compensation, which is defined to include his then current salary plus his previous year's cash bonus. The severance payment is also payable in the event of his involuntary termination of employment or demotion within two years of the change in control, or his voluntary termination during the period beginning six months following the change in control and ending nine months after the change in control. In addition, Mr. Chaffin is entitled under the terms of the agreement to receive certain health, disability, dental, life insurance and other benefits for a one-year period following a change in control.

Mr. Chaffin’s Change in Control Agreement provides for the reimbursement of certain excise taxes imposed upon payments received by Mr. Chaffin, which are deemed "excess parachute" payments under the provisions of Section 280G of the Internal Revenue Code. In the event such payments are deemed excess parachute payments, then the amount of the payment is increased in an amount sufficient to eliminate any excise tax imposed under Section 4999 of the Internal Revenue Code and otherwise payable by Mr. Chaffin.

TABLE I - Payments to Mr. Chaffin in Connection with a Change-In-Control (1)

H. Douglas Chaffin

Cash Compensation: (2)
Base Salary	$357,000
Non-Equity Incentive Plan Compensation	185,022
Long-Term Incentive Awards: (3)
Stock Options/SARs
Unvested and Accelerated Vesting (4)	22,824
Performance Stock Units (5)
* 2014-2015 (performance period)	68,300
* 2015-2016 (performance period)	51,225

Continuation of Welfare Benefit Coverage and Perquisites
Post-termination Health Care (6)	10,704
Post-termination Dental (6)	590
Post-termination Vision	108
Post-termination Disability (6)	405
Post-termination Life Insurance and AD&D (6)	77
Outplacement Services (7)	7,500
Other Benefits(8)	8,500
Total	$712,255

(1)	Change in Control event assumed to occur on December 31, 2015 for disclosure purposes. Fiscal-year-end base salary is $357,000.

(2)

Change-in-Control agreement provides for cash payment equal to one times base salary plus the total cash bonuses for the last whole calendar year preceding termination of employment for payment triggering events including (i) termination of executive without cause or voluntary resignation of executive for specified reasons within two years after a Change-in-Control with specified reasons including a) demotion, b) reduction in compensation, c) transfer away from principal place of employment of Monroe County, Michigan, or a county contiguous thereto, or d) material reduction of job title, status or responsibility; or (ii) voluntarily termination of employment not earlier than six months and not later than nine months following a Change-in-Control of the Corporation, or (iii) discharge of executive other than for cause and there is a Change-in-Control within two years following the date of discharge.

(3)	The price per share of the Corporation's stock on December 31, 2015 is $6.83 per share. Only incremental value of equity awards attributed to payment events is reported.

(4)

Vesting of outstanding unvested stock options is accelerated upon a Change-in-Control assumed to be December 31, 2015 for disclosure purposes. Realizable value is equal to the difference between the December 31, 2015 per share price and the exercise price for stock options with accelerated vesting, multiplied by the number of option shares vested upon change-in-control event. Realizable value is reported as $22,824.

(5)

Under the terms of the plan and related award agreement all outstanding Performance Stock Units become immediately vested upon a Change-in-Control. Value realized is equal to the total number of Performance Stock Units with accelerated vesting multiplied by the December 31, 2015 per share value of $6.83.

(6)

Change-in-control agreement provides for the continuation of referenced benefits with the full cost of benefits paid by the Corporation for a 12 month period following the Executive's termination of employment in connection with a Change-in-Control. Cost is based on policy rates in effect at December 31, 2015.

(7)	Change-in-control agreement provides for 6 months of out-placement services following termination of employment in connection with a Change-in-Control. Reported cost is estimate.

(8)	Change-in-control agreement provides for continuation for 1 year of all benefits in place at time of Change-in-Control. Reported amount represents executive benefit allowance.

Other Named Executive Officers – Separation and Change in Control Agreements. The Corporation has entered into identical agreements with Messrs. Lieto, McKelvey, Myers, and Skibski providing for certain severance payments following termination of employment other than for cause. Table 2 describes the potential payments upon involuntary not for cause termination or good reason resignation as defined in each of the agreements. Table 3 describes the potential payments in connection with a change-in-control termination. The agreements provide that in the event such payments are deemed excess parachute payments, then the amount of the payments provided for in the agreement for each executive will be reduced in an amount which eliminates any and all excise tax to be imposed under Section 4999 of the Internal Revenue Code.

Involuntary Not For Cause Termination or Good Reason Resignation. In the event the Corporation terminates the employment of any of the named executive officers, without cause, prior to a "change in control," as that term is defined in each of the agreements, the executive is entitled to receive as severance pay one year of his base salary. Under the terms of the agreements, 50% of the severance payment is disbursed in a lump sum upon termination, with the remaining amount payable over the twelve months immediately following termination. In addition, the Corporation is obligated to pay the COBRA premiums for the continuation of healthcare benefits for the executive and his eligible dependents for the twelve month period following termination of employment.

TABLE 2

Payments In Connection With Involuntary Not for Cause Termination or Good Reason Resignation(1)

	John L. Skibski	Thomas G. Myers	Scott E. McKelvey	Donald M. Lieto
Cash Compensation:
Base Salary (2)	$198,000	$191,000	$191,000	$180,000
Short-term Incentive (3)	No Payment	No Payment	No Payment	No Payment
Long-Term Incentive Awards: (4)
Stock Options
Unvested and Accelerated (5)	No Payment	No Payment	No Payment	No Payment
Performance Stock Units (6)	No Payment	No Payment	No Payment	No Payment
Continuation of Welfare Benefits
Post-termination Health Care (7)	13,087	13,087	10,704	10,444
Total	$211,087	$204,087	$201,704	$190,444

(1)

Severance agreement provides for severance payment equal to one times base salary. Assumes Executive has either (i) been discharged without Cause, or (ii) has resigned within 90 days of an event constituting Good Reason which shall mean a) material reduction in job, b) reduction in base salary, or c) receipt of Notice of Non-renewal of separation agreement, and such event is prior to a Change in Control. Amount of payments are reduced to extent necessary to eliminate any excise tax imposed under IRC Section 4999.

(2)

Payment triggering events are assumed to occur on December 31, 2015. Base salary at fiscal-year-end for each Messrs. Skibski Myers, McKelvey, and Lieto are $198,000; $191,000, $191,000, and $180,000, respectively.

(3)	Agreement does not provide for short-term incentive severance payment.

(4)

The price per share of the Corporation's stock on the assumed payment triggering date of December 31, 2015 is $6.83 per share. Only incremental value of awards attributed to triggering events are reported.

(5)	No acceleration of outstanding unvested stock options occurs.

(6)	No acceleration of outstanding unvested performance stock units occurs.

(7)

Agreement provides for the continuation of health care benefits with the full cost of benefits paid by the Corporation for the 12 month period following the executive's termination of employment. Cost is computed based on policy rates in effect at December 31, 2015.

Involuntary Termination or Good Reason Resignation in Connection with Change in Control. In the event the Corporation terminates the employment of the named executive officer, without cause, within one year after a change in control, the executive is entitled to severance payment equal to one year of his base salary, plus an amount equal to his average annual cash bonus for the prior three year period. Under the terms of the agreements, the entire severance payment is due within ten days after the executive's termination.

TABLE 3

Payments In Connection With Involuntary Termination or Good Reason Resignation Within One Year Following Change in Control (1)

	John L. Skibski	Thomas G. Myers	Scott E. McKelvey	Donald M. Lieto
Cash Compensation:
Base Salary (2)	$198,000	$191,000	$191,000	$180,000
Short-term Incentive (3)	60,693	58,003	57,817	54,874
Long-Term Incentive Awards: (4)
Stock Options
Unvested and Accelerated (5)	8,281	8,281	8,281	8,281
Performance Stock Units (6)
* 2014-2015 (performance period)	34,150	34,150	34,150	34,150
* 2015-2016 (performance period)	23,905	23,905	23,905	23,905

Continuation of Welfare Benefits
Post-termination Health Care (7)	13,087	13,087	10,704	10,444

Total	$338,116	$328,426	$325,857	$311,654

(1)

Severance agreement provides for severance payment equal to one times base salary plus the average annual cash bonus received during the prior three year period. Assumes Executive has either (i) been discharged without Cause, or (ii) has resigned within 90 days of an event constituting Good Reason which shall mean a) material reduction in job, b) reduction in base salary, or c) receipt of Notice of Non-renewal of separation agreement, and such event is within one year following a Change in Control as defined in the agreement. Amount of payments are reduced to extent necessary to eliminate any excise tax imposed under IRC Section 4999.

(2)

Payment triggering events are assumed to occur on December 31, 2015. Base salary at fiscal-year-end for each Messrs. Skibski, Myers, McKelvey, and Lieto are $198,000; $191,000, $191,000, and $180,000, respectively.

(3)	Average annual cash bonus for the three year period ending December 31, 2015 for Messrs. Skibski, Myers, McKelvey, and Lieto were $60,693, $58,003, $57,817, and $54,874 respectively.

(4)

The price per share of the Corporation's stock on the assumed payment triggering date of December 31, 2015 is $6.83 per share. Only incremental value of awards attributed to triggering events are reported.

(5)

Vesting of outstanding unvested stock options is accelerated upon a Change-in-Control assumed to be December 31, 2015 for disclosure purposes. Realizable value is equal to the difference between the December 31, 2015 per share price and the exercise price for stock options with accelerated vesting, multiplied by the number of option shares vested upon change-in-control event.

(6)

Agreement provides that all outstanding RSUs become immediately vested upon a change-in-control. Value realized is equal to the total number of Restricted Stock Units with vesting accelerated multiplied by December 31, 2015 per share value of $6.83.

(7)

Agreement provides for the continuation of health care benefits with the full cost of benefits paid by the Corporation for the 12 month period following the executive's termination of employment. Cost is computed based on policy rates in effect at December 31, 2015.

Material Terms of Agreements

The following additional terms apply to both Mr. Chaffin’s Change in Control Agreement and the Separation and Change in Control Agreements with the other named executive officers.

Confidentiality, Non-competition and Non-solicitation Agreements. While employed by the Corporation and for a period of one year following the executive’s termination of employment for any reason, the executive shall be bound by the terms of a confidentiality, non-solicitation, and non-competition agreement which prohibits the executive, without prior written consent of the Corporation, from rendering services directly or indirectly, as an employee, officer, director, consultant, advisor, partner, or otherwise, for any organization or enterprise which competes directly or indirectly with the business of the Corporation in providing financial products or services to consumers or businesses in Monroe County, Michigan and its contiguous counties and municipalities.

Termination for Cause. The executives will be entitled to certain benefits as described above if the executive’s employment is terminated by the Corporation for reasons other than for cause. A termination is for cause if it is for any of the following reasons: (i) the executive’s criminal dishonesty, (ii) the executive’s refusal to perform his duties on an exclusive and substantially full-time basis, (iii) executive’s refusal to act in accordance with any specific substantive instructions given by the Corporation with respect the executive’s performance of duties normally associated with his position prior to a Change in Control, or (iv) the executive’s engaging in conduct which could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation.

Definition of a Change in Control. We have defined a Change in Control under Mr. Chaffin’s Change in Control Agreement and the Separation and Change in Control Agreements covering our other named executive officers as an event that is a: (i) Change in Ownership, (ii) Change in Effective Control, or (iii) Change in Ownership of a Substantial Portion of Assets.

Change in Ownership. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Corporation.

Change in Effective Control. A change in effective control occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the corporation, or (y) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the Board.

Change in Ownership of a Substantial Portion of Assets. A change in ownership of a substantial portion of the assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the Corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the Corporation's assets.

Acceleration of Vesting - Equity Acceleration. In the event of Change in Control of the Corporation, as defined under the MBT Financial Corp.2008 Stock Incentive Plan, all unvested stock options and restricted stock units (RSUs) granted under the plan shall become immediately and unconditionally vested.

Payments or benefits made upon termination due to Retirement

Retiree Medical Coverage

Upon retirement, executive officers named on the Summary Compensation Table who have attained the age of 55 with at least 5 years of service, and who are covered under a medical plan offered by the Corporation at retirement, may participate in the retiree medical plan provided by the Corporation. Employees below the Senior Vice President level may also participate in the retiree medical plan if they are at least age 55, and their age plus years of service is at least 80. Eligible employees of the Corporation participate in the same retiree medical benefits plans insured through BlueCross/BlueShield and Humana. The Corporation pays the full cost of coverage for the retiree up to a capped amount. The retiree must pay the full premium cost of coverage for a spouse. Upon attainment of age 65, benefits provided under the plan coordinate with Medicare, with Medicare becoming the primary payer, and the plan becoming the secondary payer.

As of December 31, 2015, Messrs. Chaffin, Lieto, McKelvey and Myers meet the minimum age and service requirements for participation in the plan. Had each retired on December 31, 2015, assuming active employee medical coverage in force at retirement, the Corporation would have paid an annual premium of $4,503 for the coverage of each. The portion of the total ASC 715 expense attributed to each of the named executive officers during 2015, for financial statement reporting purposes are:

Named Executive Officer	ASC 715 Expense ($)
Mr. Chaffin	3,865
Mr. Skibski	1,770
Mr. Myers	3,632
Mr. Lieto	2,826
Mr. McKelvey	2,991

Accelerated Vesting of Equity Awards

Upon termination of employment on or after attainment of age 62, the Restricted Stock Unit Agreement provides that the participant’s unvested Restricted Stock Units, outstanding at retirement, will remain subject to the applicable performance vesting schedule, but the amount of any earned award of shares will be reduced in proportion to the number of months the participant was actively employed during the performance period.

Payments or benefits at termination due to disability

Benefit payments from long term disability policy

All employees, including the named executive officers, are covered under a group long term disability policy. This policy provides for payment of a disability benefit in the event of total disability as defined under the policy. Monthly total disability benefit payments to named executive officers in the event of disability as of December 31, 2015 are 66.67% of the officer’s monthly salary, up to a maximum or $10,000. Benefit payments would commence following a 180 day elimination period.

Accelerated Vesting of Equity Awards

In the event of disability as defined under the MBT Financial Corp. 2008 Stock Incentive Plan (i.e., permanent and total disability as defined under IRC Section 22(e)(3)), all outstanding unvested stock options become fully vested and subject to exercise. At December 31, 2015, the realizable value associated with these stock options was $22,824 for Mr. Chaffin and $8,281 each for Messrs. Lieto, McKelvey, Myers, and Skibski. An assumption is made for purposes of this disclosure that the executive officer’s employment would cease upon becoming totally and permanently disabled.

Related to the same disability condition, the Restricted Stock Unit Agreement provides that the participant’s unvested Restricted Stock Units, outstanding at date of disability, will remain subject to the applicable performance vesting schedule, but the amount of any earned award of shares will be reduced proportionate to the number of months the participant was actively employed during the performance period.

Payments or benefits at termination due to death of executive officer during employment period

Death Benefits

Under the terms of the MBT Executive Officer Death Benefit Only Plan (DBO Plan) all named executive officers are eligible for a death benefit in the event of death while employed as an executive officer of the Corporation. The death benefit is payable to the executive officer’s named beneficiary. The death benefit amount is equal to two times the executive officer’s base salary at death, plus an amount equal to a tax gross-up based on a tax rate of 32% on this death benefit. A tax gross-up amount is paid because the death benefits are fully taxable benefit payments made from the general assets of the Corporation. The total death benefit payments to beneficiaries of named executive officers, assuming a December 31, 2015 payment trigger date, are:

NEO	Death Benefit ($)
Mr. Chaffin	2,665,815 (1)
Mr. Skibski	559,021
Mr. Myers	538,388
Mr. Lieto	505,635
Mr. McKelvey	538,000

(1)	Mr. Chaffin’s death benefits reflect his benefits under both the Executive Officer Death Benefit Only Plan and the Director Death Benefit Only program.

The cost of the insurance attributable to providing this death benefit protection is reflected in all other compensation column (i) of the Summary Compensation Table.

The referenced death benefit payments are paid from the general assets of the Corporation in accordance with death-benefit-only agreements between the Corporation and each named executive officer. The Corporation has insurance policies in place on the lives of each named executive officer, with the bank named as the beneficiary. Proceeds from these policies serve to reimburse the bank for all death benefit payments made to the executive officer’s beneficiary.

In addition to the death benefit payments referenced above, Mr. Chaffin’s beneficiary will receive his full accrued benefit under the SERP at the date of death, unreduced for early termination before normal retirement age. Assuming a payment trigger date of December 31, 2015, the benefit payment under this plan would be $505,195. This benefit payment would be made from proceeds from a Split Dollar Endorsement attached to certain insurance policies held by the Corporation on the life of Mr. Chaffin. This agreement was entered into between Mr. Chaffin and Monroe Bank & Trust on July 1, 2003, which is the effective date of the SERP. The pension table under column (d) discloses a present value of accumulated benefit amount of $1,098,094. This amount is lower than the full benefit accrual amount because it reflects the impact of early termination before attainment of normal retirement age of 65.

Accelerated Vesting of Equity Awards

In the event of death while employed, all outstanding unvested stock options become fully vested and subject to exercise. At December 31, 2015, the realizable value associated with these stock options was $22,824 for Mr. Chaffin and $8,281 each for Messrs. Lieto, McKelvey, Myers, and Skibski.

Related to the same event, the Restricted Stock Unit Agreement provides that the participant’s unvested Restricted Stock Units, outstanding upon death, will remain subject to the applicable performance vesting schedule, but the amount of any earned award of shares will be reduced proportionate to the number of months the participant was actively employed during the performance period.

Payments or benefits at termination due to death of executive officer after termination of employment

Death Benefits

Under the terms of the MBT Executive Officer Death Benefit Only Plan (DBO Plan) all named executive officers are eligible for a death benefit after termination of employment upon attainment of at least age 55 with at least five years of service, or upon termination of employment due to disability as defined under the group long term disability plan. Upon the death of the eligible executive officer, a benefit payment equal to one times the executive’s base salary at termination of employment will be paid to the named beneficiary. In addition to this payment, a benefit equal to a tax gross-up on the death benefit amount will be paid to the beneficiary. A tax gross-up amount is paid because the death benefits are fully taxable benefit payments made from the general assets of the Corporation. The total death benefit payments to beneficiaries of named executive officers, assuming a December 31, 2015 payment trigger date and a 32% tax rate, are:

NEO	Death Benefit ($)
Mr. Chaffin	525,000
Mr. Skibski	291,275
Mr. Myers	280,959
Mr. Lieto	264,582
Mr. McKelvey	280,765

The accumulated liability accrued and the incremental expense under ASC 715 for the current financial reporting period in connection with the post service benefit under the DBO Plan, attributed to the benefit amounts for each of the named executive officers are:

NEO	Accrued Liability ($)	ASC 715 Expense ($)
Mr. Chaffin	254,564	16,240
Mr. Skibski	98,956	11,174
Mr. Myers	120,782	7,773
Mr. Lieto	115,085	7,456
Mr. McKelvey	116,835	7,674

Director Compensation

General. The Compensation Committee reviews the level of compensation of our non-employee directors on an annual basis. To determine the appropriateness of the current level of compensation for our non-employee directors, the Compensation Committee has historically obtained data from a number of different sources including:

●	publicly available data describing director compensation in peer companies; and
●	survey data collected by our compensation consultant.

Cash compensation is paid to non-employee directors in the form of retainer fees. The standard annual retainer for board service is $35,000, paid in quarterly amounts of $8,750. The non-executive officer Chairperson receives an additional annual retainer of $15,000. The Chairperson of the Audit Committee is paid an additional annual retainer of $7,500. The Chairpersons of the Compensation an Loan Review Committees are each paid an additional annual retainer of $5,000. The Chairperson of the Wealth Management Committee is paid an additional annual retainer of $2,500.

In 2015, the non-employee directors received equity grants made under the 2008 Stock Incentive Plan. The grants were made in the form of Restricted Shares. The Corporation granted 1,000 shares of the Common Stock of the Corporation (the “Restricted Shares”), subject to continued service on the Board through December 31, 2015. Because the compensation payable to Mr. Deutsch and Mr. Scavuzzo is paid to their respective employers as disclosed in the Director Compensation Table footnotes, cash equal to the grant date value of the Restricted Shares was paid on December 31, 2015 in lieu of making Restricted Share awards for their service.

The following table sets forth a summary of the compensation of our directors for service as directors in 2015.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Peter H. Carlton	42,500	5,790	-	-	-	13,592	61,882
H. Douglas Chaffin (3)	-	-	-	-	-	-	-
Joseph S. Daly	40,625	5,790	-	-	-	5,396	51,811
James F. Deutsch (4)	29,123	-	-	-	-	-	29,123
Edwin L. Harwood	40,000	5,790	-	-	-	-	45,790
Michael J. Miller	50,000	5,790	-	-	-	15,146	70,936
Tony Scavuzzo (5)	29,123	-	-	-	-	-	29,123
Debra J. Shah	35,000	5,790	-	-	-	7,913	48,703
John L. Skibski (6)	-	-	-	-	-	-	-
Karen M. Wilson-Smithbauer	36,875	5,790	-	-	-	12,781	55,446

(1)

As of December 31, 2015, Messrs. Carlton, Daly, and Miller and Mmes. Shah and Wilson Smithbauer, respectively had 8,000, 10,369, 8,000, 4,000, and 4,000 unexercised fully vested Stock Only Stock Appreciation Rights (SOSARs) under the terms of the Director Plan, which is described below. The following presents the information regarding such SOSARs.

Name	Grant Date	Expiration Date	Exercise Price	Outstanding SOSARs (Exercisable)
Peter H. Carlton	1/2/2009	1/2/2019	$3.03	4,000
Peter H. Carlton	1/4/2010	1/4/2020	$1.52	4,000
Joseph S. Daly	1/4/2010	1/4/2020	$1.52	4,000
Joseph S. Daly	1/2/2013	1/2/2023	$2.35	6,369
Michael J. Miller	1/2/2009	1/2/2019	$3.03	4,000
Michael J. Miller	1/4/2010	1/4/2020	$1.52	4,000
Debra J. Shah	1/2/2009	1/2/2019	$3.03	4,000
Karen M. Wilson-Smithbauer	1/2/2009	1/2/2019	$3.03	4,000

(2)

Represents the annual mortality cost of the life insurance that we purchased necessary to fund the death benefit amount payable to the director’s named beneficiary pursuant to the Director DBO Plan, as described below.

(3)

Other than the participation by Mr. Chaffin in the Director DBO Plan, Mr. Chaffin does not receive any compensation for service on the board in addition to compensation payable for his service as our employee. The life insurance premiums associated with providing the death benefits to Mr. Chaffin under the Director DBO Plan are included in the all other compensation column of the Summary Compensation table.

(4)

The compensation earned by Mr. Deutsch for service on the board was paid to his employer, Patriot Financial Partners. Patriot Financial Partners was also reimbursed for reasonable travel expenses for Mr. Deutsch’s attendance at board meetings.

(5)

The compensation earned by Mr. Scavuzzo for service on the board was paid to his employer, Castle Creek Capital Partners. Castle Creek Capital Partners was also reimbursed for reasonable travel expenses for Mr. Scavuzzo’s attendance at board meetings.

(6)	Mr. Skibski does not receive any compensation for service on the board in addition to compensation payable for his service as our employee.

Director Compensation Plan. We have established the MBT Director Compensation Plan (the “Director Plan”). Under the terms of the Director Plan, non-employee directors may elect each year to have their cash retainer paid in any combination of the following:

●	cash paid on a quarterly basis;
●	a deferred cash payment;
●	deferred payment in MBT stock;
●	MBT stock; and
●	Up to $10,000 in MBT Stock Only Stock Appreciation Rights (SOSARs) valued using the Black-Scholes stock option pricing model.

Options granted and MBT stock issued to directors in connection with the Director Plan are made pursuant to, and are subject to all of the terms of, the MBT 2008 Stock Incentive Plan. The Director Plan has been amended to comply with the requirements imposed upon nonqualified deferred compensation arrangements by Section 409A of the Internal Revenue Code of 1986, as amended.

Director Death Benefits.

The Corporation maintains the MBT Director Death Benefit Only Plan, which became effective March 1, 2006 (the “Director DBO Plan”) for the benefit of its directors. Messrs. Deutsch, Harwood, Scavuzzo, and Skibski joined the board after 2006 and are not participants in the Director DBO Plan. The Director DBO Plan provides death benefits, to be payable directly by us to the director’s beneficiaries, under the following schedule:

Years of Service	Amount
Less than Three years	$500,000
Three to Six years	$600,000
Six to Ten years	$750,000
Ten plus years	$1,000,000

The Director DBO Plan does not require the annual imputation of taxable income to the director, but beneficiaries are taxed on the receipt of the death benefits paid to them by us. Accordingly, the Director DBO Plan provides for a gross-up of the amount payable to the beneficiary in an amount sufficient to cover all taxes paid by the beneficiaries. We have purchased life insurance policies on the lives of all participants in the Director DBO Plan in amounts sufficient to cover our payment obligations to beneficiaries under the Director DBO Plan, including the death benefit and the tax gross-up obligation. Included in the Director Compensation table in column “g” All Other Compensation, is the mortality charge incurred during 2014 for the benefit of the directors associated with the Director DBO Plan.

If any of the participating directors had died on December 31, 2015, their beneficiary would have received the following payments, consisting of the death benefit and tax gross-up payment, assuming a tax rate of 39%: Carlton ($1,639,344); Chaffin ($1,639,344): Daly ($1,639,344); Shah ($1,229,508); Wilson-Smithbauer ($1,639,344); and Miller ($1,639,344).

At the time of its original adoption in March, 2006, the Director DBO Plan provided the death benefits to the participating directors both during and after their service as a director. During December 2006, the participating directors agreed to waive any death benefits after termination of service as a director (other than by reason of death), except if a “change of control”, as referred to below, occurs during the director’s service. In the event of such a change of control, the director’s death benefit would continue through his or her death, including the tax gross-up provisions and credit for years of service as a director. We have defined a Change in Control as an event that is a: (i) Change in Ownership, (ii) Change in Effective Control, or (iii) Change in Ownership of a Substantial Portion of Assets.

Change in Ownership. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the corporation.

Change in Effective Control. A change in effective control occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the corporation, or (y) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board.

Change in Ownership of a Substantial Portion of Assets. A change in ownership of a substantial portion of the assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the corporation's assets.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Corporation for the fiscal years ended December 31, 2014 and December 31, 2015 by Plante & Moran, PLLC, the Corporation’s principal accounting firm.

	2014		2015
Audit Fees	$217,000		$218,500
Audit-Related Fees	2,500		6,630
Tax Fees	15,000	(a)	15,000	(a)
All Other Fees	53,183	(b)	25,404	(b)(c)
	$287,683		$265,534

(a)	Includes fees for services related to tax compliance and tax planning.
(b)	Includes fees for tax audit assistance and miscellaneous consultations.
(c)	Includes fees for registration statement assistance and miscellaneous consultations.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chairperson whose action shall be considered to be that of the entire Audit Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Corporation to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Corporation at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided pursuant to these exceptions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s executive officers, directors and more than 10% shareholders (“Insiders”) to file with the Securities and Exchange Commission and MBT Financial Corp. reports of their ownership of the Corporation’s securities. Based upon written representations and copies of reports furnished to the Corporation by Insiders, all Section 16 reporting requirements applicable to Insiders during 2015 were satisfied on a timely basis with the exception of one late filing each for Mr. Daly and Mrs. Shah.

Other Business

Management is not aware of any other matter which may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matter other than those set forth herein be presented for a vote of the shareholders, the proxy in the enclosed form directs the persons voting such proxy to vote in accordance with their judgment.

Delivery of Documents to Shareholders Sharing an Address

If you share an address with another MBT shareholder, you may request our transfer agent, American Stock Transfer and Trust Company, to deliver one set of voting materials to your address. You will then receive only one set of voting materials at that address, unless otherwise requested by one or more of the shareholders at that address. A separate proxy card is included in the voting materials for each of these shareholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling American Stock Transfer and Trust Company at (800) 937-5449 or by writing to American Stock Transfer and Trust Company at American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

You may also contact American Stock Transfer and Trust Company by calling or writing if you would like to receive separate voting materials for future annual meetings.

We urge you to submit your proxy as promptly as possible whether or not you plan to attend the Annual Meeting in person. You may do so by mail, phone, or internet by following the instructions provided under the section of this Proxy Statement captioned “General Information about the Annual Meeting and Voting Securities and Procedures – How do I vote my shares without attending the Annual Meeting?”

APPENDIX A

ARTICLE III

The total number of shares of all classes of the capital stock which the Corporation has authority to issue is 51,000,000 shares consisting of (1) 50,000,000 shares of Common Stock, no par value (the “Common Stock”) and (2) 1,000,000 shares of non-voting Preferred Stock, no par value (the “Preferred Stock”).

(a)

Common Stock. The authorized shares of the Common Stock are all of one class with equal voting power, and each share shall be equal to every other share. At all meetings of shareholders of the Corporation, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them of record.

(b)

Preferred Stock. The shares of Preferred Stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the Preferred Stock to be issued at any time, and from time to time, in one or more series, with such designations and such relative dividend, liquidation and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors; provided, however, that shares of such Preferred Stock shall not have any voting rights, except as required by law. Each series of Preferred Stock issued hereunder shall be so designated as to distinguish the shares thereof from the shares of any other series and class. All Preferred Stock of any one series shall be alike in every particular.

PROXY FOR

MBT FINANCIAL CORP.

SHAREHOLDERS’ ANNUAL MEETING

KNOW ALL MEN BY THESE PRESENTS, That I, the undersigned holder of common shares of MBT Financial Corp. do hereby constitute and appoint with the full power of substitution, H. Douglas Chaffin, Scott E. McKelvey, and John L. Skibski my true and lawful attorneys and proxies, and each of them my true and lawful attorney and proxy, to attend the Annual Meeting of Shareholders of MBT Financial Corp. to be held at the Monroe Bank & Trust headquarters, 10 Washington Street, Monroe, Michigan 48161, on Thursday, May 5, 2016 at 10:00 o’clock a.m., or at any adjournment thereof, and at such meeting or any adjournment thereof, to vote the shares of stock of MBT Financial Corp. standing in my name with respect to the following matters.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
MBT FINANCIAL CORP.
May 5, 2016

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

The Board of Directors recommends a vote "FOR" the election as director of each of the nominees listed below.
The Board of Directors recommends a vote "FOR" Proposals Two, Three, and Four listed below.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors – To elect a board of directors for the ensuing year.

Nominees:

☐ FOR ALL NOMINEES

☐ WITHHELD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

5. To take any action which may be necessary or proper in connection with the foregoing matters, or any other matter legally coming before the meeting, or any adjournments thereof.

I hereby give to said attorneys and proxies, and to each of them, or to any substitute or substitutes, full power and authority to do any and all acts and things which I might or could do if personally present, and hereby ratify and confirm all that said attorneys and proxies, and each of them, or their substitute or substitutes, might lawfully do or cause to be done by virtue thereof.

In their discretion, the proxies are authorized to vote in their judgment upon such other business as properly may come before the meeting or any adjournment thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTOR, AND FOR PROPOSALS 2, 3, AND 4.

THIS PROXY IS REVOCABLE AND IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ____ Signature of Shareholder ________ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.